Exhibit 10.31

PURCHASE AND SALE AGREEMENT

by and between

PRINCIPAL ENHANCED PROPERTY FUND, L.P.,

as Seller

and

WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC,

as Buyer

regarding

FRANKLIN CENTER

6841 Benjamin Franklin Drive

Columbia, Maryland 21046

TABLE OF CONTENTS

1.	Interests Included in Sale	3

2.	Purchase Price/Remedies	5

3.	Reserved	6

4.	Buyer’s Due Diligence	7

5.	Buyer’s Conditions to Closing	11

6.	Seller’s Conditions to Closing	12

7.	The Closing	13

8.	Representations and Warranties	18

9.	Condition of Property	30

10.	Possession	31

11.	Operation of the REIT	31

12.	Casualty/Condemnation	33

13.	Miscellaneous	33

EXHIBITS

A	Legal Description
B	Environmental Reports
C	Non-Foreign Certification
D	Notice to Tenant
E	Assignment and Assumption of Membership Interest
F	Assignment and Assumption of Purchase and Sale Agreement
G	List of Leases
H	Form of Bring Down Certificate
I	Form of Acknowledgment and Disclaimer
J	Access Insurance Requirements
K	Rent Roll
L	Additional Tax Representations as to REIT
M	Intentionally Omitted
N	Form of Tax Opinion
O	Form of Non-Imputation Affidavit
P	List of REIT and Due Diligence Information
Q	List of Reports
R	Audit Letter

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), is made as of the 16th day of December, 2011 (the “Agreement Date”) by and between PRINCIPAL ENHANCED PROPERTY FUND, L.P., a Delaware limited partnership, herein referred to as “Seller”, and WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC, a Georgia limited liability company herein referred to as “Buyer,” concerning the sale and assignment of the common limited liability company interests in the REIT (as hereinafter defined), which is wholly owned by Seller.

R E C I T A L S:

WHEREAS, Seller holds 100% of the common limited liability company interests (the “REIT Units”) in The Point at Clark Street REIT, LLC, a Delaware limited liability company (the “REIT”), which is governed by that certain Limited Liability Company Agreement dated as of September 6, 2005, as amended by that certain First Amendment to Limited Liability Company Agreement dated as of August 1, 2011 (as so amended, the “REIT Agreement”);

WHEREAS, the REIT currently has outstanding one hundred ten (110) 12.5% Class A Cumulative Redeemable Non-Voting Preferred Units (the “Preferred Units”);

WHEREAS, pursuant to the REIT Agreement, Seller is the managing member of the REIT and has the right to sell, assign, and transfer the REIT Units;

WHEREAS, the REIT holds 100% of the limited liability company interests in Franklin Center, LLC, a Delaware limited liability company (the “Company”), 100% of the limited liability company interests in Franklin Center Borrower, LLC, a Delaware limited liability company (the “Borrower”) and 100% of the limited liability company interests in The Point at Clark Street, LLC, a Delaware limited liability company (“Point at Clark”), the last of which will be dissolved at or prior to closing;

WHEREAS, the Company owns a 100% fee simple interest in certain real property commonly known as Franklin Center, 6841 Benjamin Franklin Drive, Columbia, Maryland 21046 (the “Real Property”);

WHEREAS, Seller desires to sell, assign, and transfer the REIT Units to Buyer, and Buyer desires to purchase the REIT Units on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

1. Interests Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, all of the REIT Units, including Seller’s interest as managing member of the REIT. The REIT holds 100% of the membership interests in the

Borrower and the Company, which Company holds legal title to the following, and thus as a consequence of the purchase of the REIT Units, Buyer will acquire:

(a) The Real Property, more particularly described in Exhibit A attached hereto;

(b) The Company’s interest in all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, plants, shrubs and trees as well as all development rights, air rights, water, water rights (and water stock, if any) relating to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property;

(c) The Company’s interest in all improvements and fixtures located on the Real Property, including all buildings and structures presently located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property (all of which are collectively referred to as the “Improvements”);

(d) The Company’s interest in any service contracts affecting the Real Property and Improvements (the “Service Contracts”), but excluding those Service Contracts which, no later than two (2) business days prior to the Approval Date (as hereinafter defined), Buyer has notified Seller in writing to cause to be terminated as of the Closing;

(e) The Company’s interest, if any, in any tangible or intangible personal property owned by the Company and used in the ownership, use and operation of the Real Property and Improvements (excepting those including the name “Principal”) (the “Personal Property” and collectively with the Real Property and the Improvements, the “Commercial Property”);

(f) any and all contract or lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Real Property including, but not limited to, those certain lease agreements affecting the Property (the “Leases”, each referred to as a “Lease”) set forth on Exhibit G hereof.

(g) to the extent assignable or transferable, all of the Seller’s right, title and interest, if any, in and to any warranties, guarantees and bonds from third parties (including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors) received in connection with or relating to the Commercial Property or with respect to the performance and quality of workmanship or the quality of materials relating to any of the foregoing (the “Warranties”);

(h) to the extent assignable or transferable, all of the Seller’s right, title and interest, if any, in and to any permits, licenses, approvals, consents and certificates affecting the construction, ownership, occupancy, operation, maintenance, use and manner of use of the Improvements, including without limitation, zoning and variance approvals, special use or exception approvals or other zoning or building approvals, building permits and certificates of occupancy, issued by all governmental authorities or agencies having jurisdiction over the Commercial Property, any portion thereof, or the operation thereof (the “Permits”);

(i) to the extent assignable or transferable, all of the Seller’s right, title and interest, if any, in “as built” surveys of the Real Property, “as built” plans and specifications of the Improvements, building and landscape plans and specifications and blueprints and engineering and architectural drawings relating to the Real Property or the Improvements (including any plans, specifications, blueprints or drawings for tenant improvements or outparcels, if any) which are in the possession or control of any Seller Entity (the “Plans and Specifications”);

(j) all of the reports scheduled on Exhibit Q generated through Sellers’ management and related software applications;

(k) to the extent assignable or transferable, all of the Seller’s right, title and interest, if any, in any tradename or fictitious name of “Franklin Center” and all other tradenames, trademarks, servicemarks and logos used in connection with the ownership and operation of the Commercial Property (but specifically excluding those including the name “Principal”) (the “Intellectual Property”); and

(l) in addition to the foregoing and without duplication, to the extent assignable or transferable, all of Seller’s right, title and interest, if any, in other assets, properties (tangible or intangible), contracts, agreements, documents, permits, licenses, approvals, consents and certificates of any kind or nature that are owned or held by the Company and currently used in, or are necessary for, the continued operation and maintenance of the Commercial Property. (All of the items referred to in subsections (a) through (l) above are hereinafter collectively referred to as the “Acquired Property”).

Notwithstanding the foregoing, Seller shall not convey, and Buyer shall not assume as part of the purchase of the Seller Units, any accounts maintained before Closing by or on behalf of the Borrower, the Company, Point at Clark or the REIT, together with any sums held in such accounts (collectively, “Accounts”) (the “Excluded Assets”), except that Buyer shall receive a credit against the Purchase Price in an amount equal to any Tenant deposits as set forth in Section 7(e)(iv):

2. Purchase Price/Remedies.

(a) The total purchase price (the “Purchase Price”) for the REIT Units is Sixty-Five Million and 00/100 Dollars ($65,000,000.00). The Purchase Price shall be paid by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system to First American Title Insurance Company, Attn: Mary Lou Kennedy, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602 (telephone: 312/917-7202; fax: 312/744-2404) (the “Escrow Agent”) at Closing.

(b) Within two (2) business days after the Agreement Date, Buyer shall deposit into escrow with the Escrow Agent the sum of Three Million and 00/100 Dollars ($3,000,000.00) as the earnest money deposit (the “Deposit”), payable by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system. Any interest earned by the Deposit shall be considered part of the Deposit. Except as otherwise provided in this Agreement, the Deposit shall be held by the Escrow Agent in a federally insured account and applied against the cash portion of the Purchase Price at Closing or otherwise as specified in subsections 2(c) or (d) below, as applicable.

(c) In the event Buyer shall be in or alleged to be in default hereunder, Seller shall deliver a written notice to Buyer within five (5) business days of learning of such default, stating with particularity the alleged default of Buyer and the action required by Buyer to cure such default, whereupon Buyer shall have ten (10) business days after receipt of such written notice in which to cure the alleged default to Seller’s reasonable satisfaction (and the Closing Date (as defined in Section 7(a) below) shall be delayed, if necessary, until the end of such ten (10) business day period). Seller shall not be required to give notice of default, opportunity to cure or delay the Closing Date if Buyer’s default is the failure to timely deliver the items required by Sections 7(c) and 7(d) of this Agreement. In the event after the expiration of the ten (10) business day cure period set forth above, the purchase and sale provided for under this Agreement does not close due to Buyer’s default and no fault of Seller, Buyer and Seller hereby agree that Seller will be damaged thereby and BY INITIALING THIS SECTION, BUYER AND SELLER AGREE THAT IN THE EVENT OF A FAILURE BY BUYER TO CONSUMMATE THE PURCHASE OF THE REIT UNITS, SELLER’S ACTUAL DAMAGES WOULD BE DIFFICULT AND IMPRACTICAL TO ASCERTAIN. BUYER AND SELLER AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF ACTUAL DAMAGES IN THE EVENT OF ANY SUCH DEFAULT, AND SELLER SHALL BE ENTITLED TO SUCH AMOUNT AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY.

DG JH	RF
SELLER’S INITIALS	BUYER’S INITIALS

(d) In the event that Seller shall be in default hereunder, Buyer’s sole and exclusive remedy shall be to either: (i) deliver a written notice to Seller within five (5) days of learning of such default, stating with particularity the alleged default of Seller and the action required by Seller to cure such default, and stating Buyer’s intent to terminate this Agreement if the default is not cured, whereupon Seller shall have ten (10) days after receipt of such written notice in which to cure the alleged default to Buyer’s reasonable satisfaction and to thereby prevent termination of this Agreement (and the Closing Date shall be delayed, if necessary, until the end of such ten (10) day period), or in the event such default is not cured within such ten (10) day period, terminate this Agreement by written notice to Seller and the Escrow Agent, in which case the Deposit shall be returned to Buyer; or (ii) if Seller’s default results from its failure to transfer possession and title to the REIT Units to Buyer at Closing, enforce specific performance; provided that in order to enforce specific performance Buyer must file any such suit for specific performance within thirty (30) days after Seller’s failure to transfer possession and title to the REIT Units to Buyer; and if Buyer does not file any such suit within such time, Buyer shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit. In no event under (i) or (ii) above shall Seller be liable to Buyer for any actual, consequential, punitive, treble, exemplary, speculative, or other damages.

3. Reserved.

4. Buyer’s Due Diligence. Buyer shall be allowed to conduct the following due diligence prior to purchasing the REIT Units:

(a) Buyer’s review of title to the Real Property as shown on the Company’s existing title policy (the “Title Policy”) issued by the corresponding title company (the “Title Company”) and an existing as-built survey showing the location of all improvements and recorded easements on the Real Property as of the date such survey was prepared (the “Survey”). The Title Policy and the Survey shall be delivered by Seller with the other Due Diligence Items (as hereinafter defined). Buyer has caused the Title Company to issue a commitment for an owner’s title insurance policy (the “Title Report”) and ordered an updated Survey (the Title Policy, Title Report and Survey being collectively referred to as the “Title Documents”). By its execution hereof, Buyer has approved the Title Documents for the Real Property. All items disclosed in the Title Documents are herein referred to as “Permitted Exceptions”. At any time prior to Closing, Buyer may update the Title Report. If such updated Title Report discloses any matter that was not disclosed in either the Title Policy or original Title Report, Buyer may deliver a written notice (“Buyer’s Title Notice”) specifying each such new title defect or matter for which Buyer is requesting a cure by Seller (“Title Defect”) and each Title Company requirement (“Title Requirement”) which Buyer is requesting Seller to satisfy in order for a title policy to be issued for the Real Property at Closing; provided, however, Buyer acknowledges that it may not object to any Permitted Exception. Within two (2) business days after receiving Buyer’s Title Notice, Seller shall deliver to Buyer written notice (“Seller’s Title Notice”) of those Title Defects which Seller covenants and agrees to either eliminate or cure to Buyer’s satisfaction by the Closing Date and those Title Requirements which Seller agrees to satisfy by the Closing Date; provided, however, Seller may cure at its own and sole discretion, but under no circumstances will have any obligation to cure any Title Defect or satisfy any Title Requirement set forth in Buyer’s Title Notice. Seller’s failure to deliver Seller’s Title Notice to Buyer within the time period specified above shall be deemed to constitute Seller’s election not to eliminate or cure any such Title Defect or to satisfy any such Title Requirements. If Seller elects (or is deemed to have elected) not to eliminate or cure any Title Defects or to not satisfy any Title Requirements excepting any Permitted Exceptions, Buyer shall have the right, by written notice delivered to Seller on or before the Approval Date, to either (i) waive its prior notice as to the Title Defects which Seller has elected not to cure and those Title Requirements which Seller has elected not to satisfy, or (ii) terminate this Agreement as provided later in this section. Buyer’s failure to deliver any written notice within such period shall be a conclusive presumption that Buyer has approved the Title Documents and this Agreement shall remain in full force and effect. Notwithstanding anything to the contrary contained herein, the loan evidenced by (a) that certain Deed of Trust dated December 22, 2006 and recorded in Liber 10434, folio 331 by Columbia Gateway Associates, LLC to Sarah Eckert Webb, trustee for the benefit of JPMorgan Chase Bank, N.A., as modified by that certain instrument dated February 28, 2007 and recorded in Liber 10589, folio 218, as further modified by that certain instrument dated April 30, 2007 and recorded in Liber 10672, folio 077, as further modified by that certain instrument dated August 31, 2007 and recorded in Liber 10873, folio 317, as further modified by that instrument dated March 11, 2010 and recorded in Liber 12355, folio 188 and further modified by that certain Assumption of Amended and Restated Indemnity Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing and Assignment of Lessor’s Interest in Leases and Rents dated September 15, 2010 recorded in Liber 12702, folio 455; (b) Assignment of Lessor’s Interest in Leases and Rents dated August 31, 2007 and recorded in Liber 10873, folio 344 as modified by instrument dated March 11, 2010 and recorded in Liber 12355, folio 188, as further modified by Assumption of Amended and Restated Indemnity Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing and of Assignment of Lessor’s Interest in Leases and Rents dated September 15, 2010 and recorded in Liber 12702, folio 455; and (c) that UCC financing statement from Franklin Center, LLC to JPMorgan Chase Bank, N.A. dated September 21, 2010 and recorded in Liber 12702, folio 465 (collectively the “Existing Loan Documents”) shall be paid in full at Closing and the Existing Loan Documents shall not be included as exceptions to the marked title commitment or title pro forma to be delivered by the Escrow Agent at Closing.

(b) Buyer’s review of the Leases and the Service Contracts affecting the Real Property and Improvements.

(c) Buyer’s review of insurance certificates for Seller’s liability and casualty policies covering the Property.

(d) Buyer’s review of the statements of income or operations for the years ended December 31, 2009 and 2010, each prepared in the normal course of business of the Company (the “Company Financial Statements”) and the general ledger of the REIT (as of the Delivery Date covering the past twenty-four (24) months) and those certain REIT Compliance Statements prepared in the ordinary course of the REIT’s business by Deloitte & Touche for the first quarter of 2011, the first through fourth quarters of 2010 and the fourth quarter of 2009 (collectively the “REIT Financial Statements”);

(e) To the extent available, Buyer’s review of the operating statements of the Borrower for the previous two (2) calendar years as well as the current calendar year-to-date.

(f) Buyer’s review of certain environmental reports prepared for Seller and Company and currently in Seller’s Possession (as defined below) and described in Exhibit B hereto. Seller is providing such reports to Buyer for informational purposes only and Buyer shall not rely on such reports in determining whether to purchase the REIT Units. In the event the transaction contemplated herein does not close for any reason whatsoever, Buyer shall immediately return the reports to Seller.

(g) Buyer’s review of (A) the REIT Agreement and the certificate of formation for the REIT, together with any and all other agreements, instruments and documents that constitute the REIT; (B) the limited liability company agreement of the Company and the certificate of formation of the Company and any other documents constitute the Company, (C) the limited liability company agreement of the Borrower and the certificate of formation of the Borrower and any other documents constituting the Borrower, and (D) the reports scheduled on Exhibit Q (collectively, the “Books and Records”).

(h) Buyer’s review of the REIT, Company and Borrower information as set forth on Exhibit P attached hereto.

The items referred to above in subsections 4(a)-(h) and any other items provided by Seller to Buyer before or after the Delivery Date (as hereinafter defined), shall be collectively referred to as the “Due Diligence Items”. Seller has provided the Due Diligence Items set forth above and Buyer hereby acknowledges receipt thereof as of the Agreement Date (the “Delivery Date”).

The Due Diligence Items contain confidential material, data and information and by accepting delivery of same the Buyer hereby acknowledges that the Due Diligence Items will be relied upon at the Buyer’s own risk and further that as provided herein below will be kept confidential at all times by Buyer and its agents, employees and representatives (collectively the “Representatives”, except as to any Due Diligence Items that are available publicly or otherwise constitute public records (including, without limitation, the Certificate of Formation for the REIT and the Certificate of Limited Partnership for the Company). The confidentiality requirement set forth in this Section is referred to herein as the “Confidentiality Requirement” and those items subject to the Confidentiality Requirement are referred to herein as the “Confidential Items.”

The Confidential Items will be kept confidential and shall not, without Seller’s prior written consent (which consent shall be granted or denied in Seller’s sole discretion), be disclosed by the Buyer, or by its Representatives. If such consent is granted, the Confidential Items shall not be disclosed prior to Seller’s receipt of an Acknowledgment and Disclaimer Agreement as attached hereto as Exhibit I from the (a) individual, (b) corporation, limited partnership, general partnership, limited liability company, trust, or other business entity of any kind or nature, and/or (c) any governmental body or entity of any kind or nature (each, a “Person”) to whom the Confidential Items are being disclosed. Moreover, the Buyer agrees to reveal the Confidential Items only to those of its Representatives who need to know the Confidential Items and who are informed by the Buyer of the confidential nature of the Confidential Items. The Buyer or its Representatives will not volunteer or disclose in any way to any Person (except to other Representatives) (i) the fact that the Confidential Items have been made available, (ii) any of the Confidential Items or any summaries or notes thereof, or (iii) any of the terms, conditions or other facts with respect to the Agreement except as otherwise provided herein.

Buyer hereby releases and discharges any and all claims it may have against Seller or its Representatives arising out of the delivery of the Due Diligence Items to Buyer or any inaccuracy of the Due Diligence Items. Further, Buyer hereby agrees to indemnify and hold Seller harmless from any and all claims arising out of Buyer’s breach of the Confidentiality Requirement.

Buyer agrees that if it or its Representatives commit a breach of any of the provisions of this Confidentiality Requirement, Seller shall have the right and remedy to institute proceedings to obtain immediate injunctive relief for any breach or threatened breach hereof, it being hereby acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Seller and its affiliates and that money damages will not provide an adequate remedy to Seller and its affiliates. This stipulation with respect to damages incurred by Seller upon a breach of this Confidentiality Requirement by Buyer shall be limited to use in an action for injunctive relief. Further, nothing herein shall be construed to limit any other remedy available to Seller.

(i) Buyer’s review of the physical and environmental characteristics and condition of the Commercial Property. Subject to the terms of the Leases, Seller agrees to provide Buyer access to the Commercial Property during normal business hours following the Agreement Date for the purpose of performing, at Buyer’s sole cost and expense, non-invasive studies, physical inspections, investigations and tests on the Commercial Property (the “Tests”) provided that no Tests shall be conducted without at least two (2) business days prior written notice to Seller and Seller’s prior approval of such Tests, which approval shall not be unreasonably withheld. Seller’s execution of this Agreement shall constitute its consent to a non-invasive Phase I environmental site assessment being performed on the Commercial Property. Notwithstanding anything to the contrary contained herein, all forms of invasive Tests are prohibited without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Invasive Tests hereunder include, but are not limited to any tests or testing beyond a Phase I environmental site assessment, such as collecting or testing asbestos, water, radon, soil or air samples. Buyer’s access is further conditioned on Buyer providing Seller with certificates of insurance listing Seller as an additional insured on all insurance policies evidencing that Buyer’s agents or contractors performing said Tests have insurance in types and amounts satisfactory to Seller as determined by Seller in its reasonable discretion as more specifically set forth on Exhibit J attached hereto and hereby made a part hereof. Buyer shall be required to conduct such Tests in a manner as to not disturb or interfere with the current use of the Commercial Property and upon completion of such Tests, Buyer agrees at its sole cost to restore the Commercial Property to the condition it was in immediately prior to such Tests, including, but not limited to the immediate removal of anything placed on the Commercial Property in connection with such Tests. Copies of any reports, letters or other written information generated as a result of such Tests, shall be provided to Seller if the sale contemplated by this Agreement does not close for any reason. BUYER SHALL INDEMNIFY, DEFEND (WITH COUNSEL REASONABLY SATISFACTORY TO SELLER), PROTECT, AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, COST, DAMAGE, OR EXPENSE (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) WHICH SELLER MAY SUSTAIN OR INCUR BY REASON OF OR IN CONNECTION WITH ANY TESTS MADE BY BUYER OR BUYER’S AGENTS OR CONTRACTORS RELATING TO OR IN CONNECTION WITH THE PROPERTY, OR ENTRIES BY BUYER OR ITS REPRESENTATIVES OR CONTRACTORS ONTO THE COMMERCIAL PROPERTY. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THIS AGREEMENT, THE INDEMNITY OBLIGATIONS OF BUYER UNDER THIS AGREEMENT SHALL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT OR ANY TRANSFER PURSUANT TO THIS AGREEMENT. BUYER IS NOT OBLIGATED TO INDEMNIFY SELLER FOR ANY LOSS, COST, DAMAGE OR EXPENSE ASSOCIATED WITH THE MERE DISCOVERY OF PRE-EXISTING CONDITIONS AT THE REAL PROPERTY.

If on or before 5:00 p.m. Central Time on the date hereof (the “Approval Date”), Buyer disapproves any of the Due Diligence Items or the physical and environmental condition of the Property, at Buyer’s sole and absolute discretion, by providing Seller with written notice, this Agreement shall terminate without any liability on the part of either party, except for Buyer’s indemnity obligations set forth in Section 4 above. In the event of such termination the Deposit, less any costs incurred by Seller for the updated Survey and/or the Title Report (which amounts shall be credited to Seller) shall be returned to Buyer. If by 5:00 p.m. Central Time on the Approval Date Buyer approves the Due Diligence Items and the physical and environmental condition of the Property by providing Seller with written notice, then this Agreement shall remain in full force and effect and the Deposit shall be held by the Escrow Agent and credited to Seller as provided herein. If by 5:00 p.m. Central Time on the Approval Date Buyer does not waive or deem satisfied in writing the Due Diligence Items and the physical and environmental condition of the Property, there shall be a conclusive presumption that Buyer has approved the Due Diligence Items and the physical and environmental condition of the Property, this Agreement shall remain in full force and effect, and the Deposit shall be held by the Escrow Agent and credited to the Seller as provided herein.

5. Buyer’s Conditions to Closing. The following conditions are conditions precedent to Buyer’s obligation to purchase the REIT Units:

(a) Delivery by Seller at Closing of the documents set forth in Sections 7(b) and 7(d) below.

(b) Delivery by Seller of a non-Foreign Certification at Closing in the form attached hereto as Exhibit C;

(c) Delivery by Seller of such documentation as may be reasonably satisfactory to Buyer to verify that the legal existence of Point at Clark has been terminated as of an effective date that precedes the Closing, it being acknowledged that such evidence may be in the form of a copy of the filed Certificate of Cancellation for such entity;

(d) Performance by Seller as and when required by this Agreement of each and every material term, covenant, condition and agreement required to be performed by Seller pursuant to this Agreement (including the covenants set forth in Sections 4(a)(including Seller’s Title Notice), 11(c) and 11(g));

(e) Delivery by Seller on or before Closing (subject to Section 7(a), below) of a tenant estoppel certificate from Science Applications International Corporation (“Major Tenant”) in substance as prescribed in such tenant’s Lease, disclosing no Material Estoppel Defect. “Material Estoppel Defect” shall mean: (i) a statement that the Major Tenant sought to exercise its right of first refusal as set forth in 49.2 of the Major Tenant Lease, (ii) a statement that the Phase 5 Rent Commencement Date (as defined in the Major Tenant Lease) has not occurred, (iii) a statement that the Major Tenant has not received the full tenant improvement allowance to which it is entitled, (iv) a statement that the Major Tenant has delivered to Landlord a Contraction Notice as defined in Section 1.2 of the Major Tenant Lease, or (v) any other material adverse information relating to the Leases, including, without limitation, any material and adverse claim, dispute, delinquency, default, or conflict with the Lease or other Due Diligence Items provided to Buyer. Seller shall provide Buyer with a credit at Closing for any reasonably undisputed matter reflected in the estoppel involving money owed from landlord to tenant that is in excess of One Thousand and No/100 Dollars ($1,000.00), provided, that, Buyer shall not have the right to terminate this agreement if such matters do not constitute a Material Estoppel Defect.

(f) To neither Buyer’s nor Seller’s Knowledge (without any duty of investigation), the Major Tenant shall not have filed for, or be the subject of any bankruptcy proceeding and shall not be in material default under its Lease, it being acknowledged that the only material default under the Major Tenant’s lease shall be a failure of the Major Tenant to pay any monthly installment of rent when properly due.

(g) The Buyer shall have received the Tax Opinion. For this purpose, the term “Tax Opinion” means a tax opinion that is reasonably satisfactory to Buyer, has been rendered by Kirkland & Ellis LLP (or other counsel to the Seller reasonably acceptable to the Buyer), is dated as of the Closing Date, and is in form of Exhibit N attached to this Agreement.

(h) Buyer’s receipt of a writing from its lenders that (1) waives the 100% ownership requirement for Borrowing Base Assets (as defined in Buyer’s credit agreement), specifically as it applies to the Property and (2) waives the application of major statistical area restrictions related to Borrowing Base Assets. Buyer covenants and agrees to use commercially reasonable efforts to satisfy the condition set forth in this Section 5(h) prior to the Closing Date.

In the event that the conditions set forth above in this Section 5 are not satisfied, Buyer may elect to terminate this Agreement or waive satisfaction of the condition and close escrow in either instance by giving written notice to Seller. In the event of such termination, the Deposit shall be returned to Buyer as Buyer’s sole remedy.

6. Seller’s Conditions to Closing. The following conditions are conditions precedent to Seller’s obligation to sell the REIT Units:

(a) The approval of the Principal Enhanced Property Fund Management Committee (the “Investment Committee”), which approval Buyer acknowledges Seller will not seek until the Approval Date has passed and Buyer has failed to exercise (or is deemed to have failed to exercise) its right of termination of this Agreement under Section 4. Seller makes no representation with regard to the likelihood of approval of this Agreement or the transaction contemplated herein by its Investment Committee. Seller shall have until five (5) business days after the Approval Date to obtain such approval by its Investment Committee. If for any reason Seller’s Investment Committee does not approve this Agreement or the transaction contemplated herein within such five (5) business day period, this Agreement shall terminate, the Escrow Agent shall return the Deposit to Buyer and neither party shall have any further obligations or rights hereunder except for those obligations which expressly survive the termination hereof. Notwithstanding the above, in the event of such termination, Seller agrees to reimburse Buyer for its reasonable and verifiable out of pocket due diligence expenses up to an aggregate maximum of $100,000, including but not limited to title and survey expenses, third party report expenses and reasonable attorney’s fees.

(b) Delivery by Buyer at Closing of the Purchase Price and any closing documents required to be delivered under Section 7(c).

In the event that the conditions in this Section 6 are not satisfied, Seller may elect, in its sole discretion, to terminate this Agreement or waive satisfaction of the condition and close escrow. In the event of such termination, for reasons described in (b) above, the Deposit shall be retained by Seller and shall be non-refundable to Buyer.

7. The Closing. The consummation and closing of the transactions contemplated by this Agreement (the “Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made no later than 12:00 p.m. Central Time at the offices of the Escrow Agent on December 28, 2011, or such other date prior thereto as Buyer and Seller may mutually agree in writing, provided, however, should such date fall during the final two (2) business days of any calendar month, such date shall automatically be extended to the first (1st) business day of the following calendar month (the actual date selected for Closing shall hereinafter be referred to as the “Closing Date”). Seller may unilaterally extend the Closing Date from time to time for an aggregate period not to exceed thirty (30) days in order to (x) cure any Title Defect, (y) obtain the estoppel certificate referenced in Section 5(e) or (z) cure or resolve any other matter which would entitle Buyer to terminate this Agreement. In the event the Closing does not occur on or before the Closing Date (as it may be extended), the Escrow Agent shall, subject to the provisions of Section 2 with respect to the Deposit, and unless it is notified by both parties jointly to the contrary, within five (5) days after the Closing Date, return to the depositor thereof documents and instruments which may have been deposited pursuant to this Agreement. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

(b) At or before the Closing, Seller shall deliver into escrow the following:

(i) an assignment and assumption of the REIT Units substantially in the form of Exhibit E (“Assignment and Assumption”);

(ii) originals, or copies of the Leases (and amendments thereto and guarantees thereof, if any) in Seller’s actual and physical possession (“Seller’s Possession”) covering any portion of the Real Property and Service Contracts in Seller’s Possession which Buyer has not elected to be terminated pursuant to subsection 1(d);

(iii) Seller’s Non-Foreign Certification substantially in the form attached as Exhibit C;

(iv) notice to tenants under the Leases substantially in the form attached as Exhibit D, executed by Seller;

(v) any site plans and building drawings and specifications in Seller’s Possession;

(vi) originals or copies, if available, of the existing Title Policy;

(vii) originals or copies of the Permits, Warranties and Plans and Specifications, and the Books and Records in Seller’s actual and physical possession;

(viii) originals or copies of all instruments or documents evidencing the Intellectual Property, if any;

(ix) a closing statement setting forth the purchase price, prorations, closing costs and other adjustments described herein;

(x) an executed “Bring Down Certificate” in the form attached hereto as Exhibit H;

(xi) a non-imputation affidavit from Seller in substantially the form attached hereto as Exhibit O;

(xii) copies of Seller’s consents, authorizations or resolutions authorizing the transactions described herein;

(xiii) an original executed State of Maryland Land Instrument Intake Sheet, Report of Transfer of Controlling Interest, and/or any other transfer documents required by any state or municipal government (collectively the “Transfer Tax Form”); and

(xiv) an amendment to the REIT Agreement, satisfactory in form and substance to both Seller and Buyer, as executed by Seller, providing that Seller has withdrawn as the sole manager of the REIT, effective immediately after the Closing on the Closing Date, and that Buyer is the substitute and sole manager of the REIT (the “Second Amendment”).

Buyer may waive compliance on Seller’s part under any of the foregoing items by closing without such item.

(c) At or before the Closing, Buyer shall deliver to escrow the following:

(i) the balance of the Purchase Price in immediately available funds;

(ii) Buyer’s counterpart signature to the Assignment and Assumption;

(iii) a closing statement setting forth the purchase price, prorations, closing costs and other adjustments described herein;

(iv) an original executed Transfer Tax Form for this transaction;

(v) the Second Amendment, as executed by Buyer; and

(vi) an owner’s affidavit in form and substance sufficient to permit the Title Company to delete the standard Schedule B, Section II exceptions from the Title Report.

Seller may waive compliance on Buyer’s part under any of the foregoing items by an instrument in writing.

(d) Seller and Buyer shall each deposit such other instruments as are reasonably required by the Escrow Agent or as are necessary to satisfy the Schedule B – Section 1 requirements in the Title Commitment, to close the escrow and consummate the purchase of the REIT Units, and to the extent applicable, the indirect purchase of the Acquired Property, in accordance with the terms hereof.

(e) In each proration set forth below, the portion thereof applicable to the period beginning at 12:01 a.m. on the Closing Date shall be credited to Buyer and the portion thereof applicable to the period ending at such time shall be credited to Seller (such that income and expenses run to Buyer starting on the Closing Date). Prorations shall be calculated on the basis of a 365-day or 366-day year, as applicable.

(i) Collected Rent and Other Lease Amounts. All collected rent and other collected income for the month of Closing under the Leases shall be prorated as of the Closing Date. Buyer shall be credited with any rent and other income collected by Seller before the Closing Date but applicable to any period of time from and after the Closing Date. Uncollected rent and other income shall not be prorated on the Closing Date. Any rent received by Seller after the Closing Date with respect to time periods from and after the Closing Date shall be delivered to Buyer within ten (10) days after Seller’s receipt. Buyer shall apply rent and other income from the tenants under the Leases that are collected after the Closing Date first to the obligations then owing to Buyer for its period of ownership and to those reasonable attorney fees incurred by Buyer in collecting said amount, remitting the balance, if any, to Seller. Buyer will make reasonable efforts, without suit, to collect any delinquent rents from the tenants under the Leases applicable to any periods before the Closing Date. Seller may pursue collection as to any rent not collected by Buyer within ninety (90) days following the Closing Date, provided that Seller shall have no right to terminate any lease or any tenant’s occupancy under any lease in connection therewith. Seller is not restricted in any way from collecting any rent or other income owed by past tenants who are no longer in occupancy on the Closing Date.

(ii) Operating Expenses. Taxes, insurance, utilities (to the extent not paid directly by the tenants under the Leases), common area maintenance and other operating costs and expenses in connection with the ownership, operation, maintenance and management of the Real Property (collectively “Operating Expenses”) shall also be allocated as of the Closing Date based upon the difference between (i) the amount of tenant reimbursements for Operating Expenses actually collected by Seller as of the Closing Date for the period of Seller’s ownership of the Property and (ii) the amount of Operating Expenses actually paid by Seller relative to such period. Buyer shall receive a credit for any collected amounts in excess of Operating Expenses actually incurred and paid, and Seller shall receive a credit for any deficiency in amounts collected under actual Operating Expenses actually incurred and paid. Those Operating Expenses being paid directly by the tenants under the Leases or reimbursable under the Leases shall not be prorated. Subject to Section 7(e)(iii) below, Operating Expenses that are not payable by the tenants under the Leases either directly or reimbursable under the Leases shall be prorated between Seller and Buyer on an accrual basis. Upon request, the parties shall reasonably estimate Operating Expenses for Seller’s period of ownership if final bills are not available. Buyer shall be responsible for administering all reconciliations and other adjustments with such tenants in accordance with the Leases.

(iii) Taxes and Assessments. Real estate taxes and assessments imposed by any governmental authority which are not payable by tenants either directly or reimbursable under the Leases shall be prorated as of the Closing Date based upon the tax bill(s) received for and applicable to the period(s) in which the Closing Date occurs; or, to the extent such tax bill(s) and applicable amount(s) are not available by the Closing Date, based on the most recent tax bills. Seller shall receive a credit for any taxes and assessments paid by Seller for the period during which the Closing Date occurs from the Closing Date to the end of the applicable taxing period, less any amounts that Seller has already been reimbursed by tenants for such period. Subject to the rights of the tenants under the Leases, (i) all refunds or tax savings relating to real property taxes shall inure to the benefit of Seller if such refunds or tax savings relate to any period for which Seller owned the Property, including any refunds or amounts which may be due as a result of that certain Tax Credit Agreement dated as of March 24, 2011, by and among the Major Tenant, the Company, and Howard County, Maryland (the “Tax Credit Agreement”), and (ii) all refunds or tax savings relating to real property taxes shall inure to the benefit of Buyer if such refunds or tax savings relate to any period for which Buyer owns the Property, including any refunds or amounts which may be due as a result of the Tax Credit Agreement. Buyer shall first refund any such savings or refunds to the tenants, if required pursuant to the Leases or the Tax Credit Agreement, and second promptly remit the balance of such savings or refunds, to the extent applicable to Seller’s period of ownership, to Seller. Seller shall remit to Buyer any such refund or tax savings relating to Buyer’s period of ownership, together with any amounts required to be refunded to the tenants pursuant to the Leases or the Tax Credit Agreement to the extent applicable to Seller’s period of ownership, promptly upon Seller’s receipt.

(iv) Tenant Deposits. All cash tenant security deposits, if any, actually received by the Company (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Buyer at Closing or placed in escrow if required by law. As of the Closing, Buyer shall assume Seller’s obligations related to tenant security deposits. Buyer will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants with respect to any such security deposits transferred or credited to Buyer and will reimburse Seller for all reasonable attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by tenants.

(v) Utility Deposits. Seller shall receive a credit for any and all deposits held with any utility company or other third parties as of the Closing Date to the extent such deposits are transferred or credited to Buyer. Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Buyer shall be solely responsible for all utility charges from and after the Closing.

(vi) Insurance. The fire, hazard, and other insurance policies relating to the Real Property maintained by the Company, the REIT or by Seller, shall be maintained through the Closing but shall be terminated by Seller immediately thereafter and shall not, under any circumstances, be assigned to Buyer; provided, however, that any proceeds of such insurance shall be available to the Company, the REIT, Buyer and Seller after the Closing to satisfy insured losses, claims and liabilities arising from matters occurring on or prior to the Closing. Buyer shall obtain all insurance coverages and policies as Buyer deems necessary or desirable effective from and after the Closing Date. All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Real Property shall be retained by Seller.

(vii) Costs Associated with Preferred Unit Holders. Buyer shall receive a credit against the Purchase Price equal to all distributions and liquidation preference that Buyer will be obligated to pay to holders of Class A Preferred Units under the REIT Agreement, assuming a liquidation in September of 2012.

(viii) Excluded Assets. As set forth in Section 1(l), the Excluded Assets shall not, under any circumstances, be assigned to Buyer, and all such Excluded Assets shall be retained by the Seller.

(ix) Final Adjustments After Closing. If final prorations for those items addressed in this subsection 7(e) cannot be made on the Closing Date, then Buyer and Seller agree to allocate such items on an accrual basis as soon as invoices or bills are available. Income and expenses shall be received and paid by the parties on an accrual basis with respect to their period of ownership. Seller shall not, however, be charged for any increase in Operating Expenses due to increased costs incurred or caused by Buyer subsequent to the Closing.

Upon written request by either Seller or Buyer within forty-five (45) days after the Closing Date, the parties agree to then promptly calculate any amounts collected from the tenants under the Leases to be prorated as compared to the amounts that should have been collected for the Seller’s period of ownership and Seller and Buyer each hereby agree to indemnify, save and hold each other harmless from and against any and all claims, liabilities, losses, damages, demands, actions, judgments, costs and expenses (including attorneys’ fees and expenses and costs of litigation) of any kind or nature related to the indemnifying party’s failure to properly make any such reprorations requested by the other party during such forty-five (45) day period. Specifically, the amount to be prorated shall be determined by calculating the difference between such tenant’s account balance for collections of reimbursable Operating Expenses for the lease year including the Closing Date relative to the amounts of actual Operating Expenses reimbursable during such period. Upon such request, the parties shall reasonably estimate Operating Expenses for Seller’s period of ownership if final bills are not available. Buyer shall be responsible for administering all reconciliations and other adjustments with the tenant in accordance with the Leases.

Payments in connection with such final adjustments shall be due within fifteen (15) days of mutual agreement of the amount(s) due. Each party shall have reasonable access to, and the right to inspect and audit the other party’s supporting documentation to confirm the final prorations, provided at least three (3) business days’ advance notice is given by the auditing party to the audited party.

The provisions of this subsection 7(e) shall survive the Closing.

(f) The costs incurred in this transaction shall be allocated as follows:

(i) Transfer Taxes and Recording Fees. Buyer shall pay the cost of any transfer tax and/or recording fees applicable to the sale.

(ii) Survey, Environmental Reports, Appraisals. Seller shall pay the cost of any existing survey. Buyer shall pay the cost of any updated survey. Buyer shall pay for the cost of the phase I environmental report, physical property condition report or appraisal required by Buyer and any other Tests.

(iii) Escrow Fees. Seller and Buyer shall share all closing and escrow costs equally.

(iv) Counsel Fees. Each party shall pay its own legal fees and expenses.

(v) Title Fees. Buyer shall pay the cost of obtaining the Title Report and purchasing a new owner’s title policy, (including extended coverage and any endorsements), if it elects to obtain a new policy.

(vi) Other Costs. All other costs of the Closing not addressed in clauses (i)-(v) above shall be allocated between Buyer and Seller as is customary in the county in which the Real Property is located.

8. Representations and Warranties.

(a) Non-Property Related Representations and Warranties (“Non-Property Reps”). Seller hereby represents and warrants to Buyer as follows:

(i) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Seller has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All closing documents executed by Seller which are to be delivered to Buyer at the Closing are or at the Closing will be duly authorized, executed, and delivered by Seller, and are, or at the Closing will be, legal, valid, and binding obligations of Seller.

(iii) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in the state in which the Real Property is located.

(iv) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(v) The REIT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(vi) Seller is the sole managing member of the REIT and owns all of the REIT Units. The REIT Units currently constitute 100% of the common membership interests in the REIT. The Preferred Units are currently the only other outstanding equity interest in the REIT. Since the date of the REIT’s formation, it has had no issued and outstanding equity interests other than the REIT Units and the Preferred Units. Seller owns all right, title and interest in and to the REIT Units, free of all liens or encumbrances, and Seller has never encumbered the REIT Units at any time, in whole or in part. The REIT Units and the Preferred Units are the only equity interests of any kind or nature that have been issued by the REIT since the date of its formation.

(vii) All of the REIT Units were issued in compliance with the REIT Agreement. No REIT Unit has been issued in violation of (i) the preemptive rights of any Person, or (ii) any agreement or law by which the REIT at the time of issuance was bound.

(viii) The Preferred Units are owned by not less than one hundred (100) separate and distinct Persons. Seller has the unqualified and unrestricted right, under the REIT Agreement and applicable law, to redeem and cancel all of the Preferred Units at any time and for any reason. The sale of the REIT Units to Buyer at the Closing, and the other actions of Seller in connection with the Closing as contemplated by this Agreement, will not restrict Buyer from redeeming and canceling all of the Preferred Units at any time after the Closing Date in accordance with the organizational documents of the REIT.

(ix) All of the Preferred Units were issued in compliance with the REIT Agreement. No Preferred Unit has been issued in violation of (i) the preemptive rights of any Person, or (ii) any agreement or law by which the REIT at the time of issuance was bound.

(x) The REIT is the only member of the Company and owns a 100% interest in the Company in such capacity. The REIT currently owns all right, title and interest in and to such membership interest, free of all liens or encumbrances, and the REIT has never encumbered such membership interest at any time, in whole or in part.

(xi) Since the date of the REIT’s formation, the REIT has owned no assets and no properties of any kind or nature, other than (a) its interest as a member of the Company, (b) its interest as a member of the Borrower, and (c) its interest as a member of Point at Clark.

(xii) Since the date of the REIT’s formation, the REIT has had no employees and no employee benefit plans of any kind or nature.

(xiii) A true and complete copy of the REIT Financial Statements have been made available by Seller to Buyer. The REIT has no material debts or obligations (contingent or otherwise) other than as reflected on the REIT Financial Statements.

(xiv) To Seller’s Knowledge, there exists no presently pending litigation, arbitration, governmental investigation, or administrative proceeding, and no litigation, arbitration or administrative proceeding has been threatened in writing against Seller, the REIT, the Borrower or the Company, in either case, affecting or questioning the REIT Units or the Preferred Units.

(xv) To Seller’s Knowledge, neither the execution, delivery nor performance by Seller of the transactions contemplated by this Agreement (a) has constituted or will constitute a violation of the limited liability company agreement of the Borrower or the Company, the REIT Agreement or any applicable code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order, (b) has resulted or will result in the creation of any lien, charge or encumbrance upon the REIT Units, the Preferred Units or the interests in the Borrower or the Company or (c) has resulted or will result in the breach of or default under any agreement or instrument in which Seller, the REIT, the Borrower or the Company is bound.

(xvi) Seller has all requisite power and authority to own the REIT Units, and has obtained or at Closing will have obtained all consents which are necessary to authorize or enable it to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

(xvii) The Company has no material assets or liabilities, whether accrued, absolute or contingent, other than the Property, and that which is disclosed in the Due Diligence Items.

(xviii) None of Seller, the REIT, the Borrower or the Company, has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by their respective creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of their respective assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of their respective assets, (v) admitted in writing their inability to pay their respective debts as they come due, or (vi) made an offer of settlement, extension, or composition to its creditors generally.

(xix) Immediately after the sale of the REIT Units, the assets of the Seller will equal or exceed the sum of its liabilities.

(xx) The REIT Agreement and the operating agreements of the Borrower and Company, each as the same have been amended to date, are in full force and effect, and true and complete copies of the REIT Agreement and operating agreements of the Borrower and the Company have been made available by Seller to Buyer.

(xxi) The Company has no business and has engaged in no activity other than the direct ownership and operation of the Property and has never leased or owned, directly or indirectly, any other real property other than the Property and the Company has not conveyed any interest in the Property (other than Permitted Exceptions) to any third party since the date the Title Policy was issued.

(xxii) Neither the Seller, the Borrower or the Company is an “employee benefit plan” within the meaning of 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986 as amended (the “Code”), or an entity deemed to hold “plan assets” within the meaning of 29 C.F. R. §2510.3-101 (as modified by Section 3(42) of ERISA (the “Plan Asset Regulation”) of any such plan and will, throughout the term of this Agreement, be satisfied such that none of the transactions contemplated hereunder between Seller and Buyer will constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(xxiii) The REIT does not have, and is not bound by or subject to, any material contracts, agreements, instruments, licenses or permits, other than the REIT Agreement and the Certificate of Formation of the REIT that would be binding on Buyer after Closing.

(xxiv) The Company membership interests currently held by the REIT are the only equity interests of any kind or nature that have been issued by the Company since the date of its formation.

(xxv) All of the Company membership interests were issued in compliance with the Company’s limited liability company agreement. No membership interests have been issued in violation of (i) the preemptive rights of any Person, or (ii) any agreement or law by which the Company at the time of issuance was bound.

(xxvi) Since the date of the Company’s formation, the Company has had no employees and no employee benefit plans.

(xxvii) To Seller’s Knowledge, there exists no presently pending litigation, arbitration, governmental investigation, or administrative proceeding, and no litigation, arbitration or administrative proceeding has been threatened in writing against the Company.

(xxviii) A true and complete copy of the Company Financial Statements have been made available by Seller to Buyer. The Company has no material debts or obligations other than as reflected on the Company Financial Statements.

(xxix) Other than the Excluded Assets, the Company has no assets or liabilities, whether accrued, absolute or contingent, other than the assets that constitute the Acquired Property and those assets and liabilities that are fully and specifically disclosed in the Due Diligence Items and in the Company Financial Statements.

(xxx) The Company has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension, or composition to its creditors generally.

(xxxi) The Company limited liability company agreement is in full force and effect. Seller has provided Buyer with a true and correct copy of the Company limited liability company agreement.

(xxxii) The Company does not have, and is not bound by or subject to, any material contract, agreement, instrument, license or permit, other than (i) the Company limited liability company agreement and the certificate of formation for the Company; (ii) the Service Contracts, the Leases, the Warranties and the Permits; (iii) the Existing Loan Documents, (iv) matters referenced in the Title Report, (v) matters revealed by a search of the UCC records of the Secretary of State of the State of Delaware, the Secretary of State of the State of Maryland, and Howard County, Maryland and (iv) anything included in the Due Diligence Items.

(xxxiii) Since the formation of the Company, the Company has had no business and has not engaged in any business or activity other than the direct ownership and operation of the Commercial Property.

(xxxiv) The Borrower membership interests currently held by the REIT are the only equity interests of any kind or nature that have been issued by the Borrower since the date of its formation.

(xxxv) All of the Borrower membership interests were issued in compliance with the Borrower’s limited liability company agreement. No membership interests have been issued in violation of (i) the preemptive rights of any Person, or (ii) any agreement or law by which the Borrower at the time of issuance was bound.

(xxxvi) Since the date of the Borrower’s formation, the Borrower has had no employees and no employee benefit plans.

(xxxvii) To Seller’s Knowledge, there exists no presently pending litigation, arbitration, governmental investigation, or administrative proceeding, and no litigation, arbitration or administrative proceeding has been threatened in writing against the Borrower.

(xxxviii) The Borrower has no assets or liabilities, whether accrued, absolute or contingent, other than the assets that constitute the Acquired Property and those assets and liabilities that are fully and specifically disclosed in the Due Diligence Items and in the Company Financial Statements.

(xxxix) The Borrower has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension, or composition to its creditors generally.

(xl) The Borrower limited liability company agreement is in full force and effect. Seller has provided Buyer with a true and correct copy of the Borrower limited liability company agreement.

(xli) The Borrower does not have, and is not bound by or subject to, any material contract, agreement, instrument, license or permit, which will be binding upon the Buyer following Closing, other than the Borrower limited liability company agreement and the certificate of formation for the Company.

(xlii) Since the formation of the Borrower, the Borrower has had no business and has not engaged in any business or activity other than acting as the Borrower under the Existing Loan.

(xliii) Seller collectively owns cash amounts and/or liquid financial resources that are sufficient to make, if required by this Agreement, a timely payment to the Buyer in the amount of the Claims Cap (as defined below).

(xliv) (a) The Borrower, the Company, the REIT, Seller and each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated

Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly), (d) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law.

Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

(b) Tax Related Representations and Warranties (“Tax Reps”). Seller hereby represents and warrants to Buyer as follows:

(i) Since its formation, each of the Borrower and the Company has been a disregarded entity, and since its acquisition by the REIT each of the Borrower and the Company has been disregarded as an entity separate from the REIT under Treasury Regulation Section 301.7701-3. None of the Seller, the Borrower nor the Company has made any elections under Treasury Regulation Section 301.7701-3 to treat the Borrower or Company as a corporation or other than as an entity disregarded as separate from the REIT.

(ii) All U.S. federal income and all other Returns (as defined below) required to be filed by or on behalf of the REIT have been duly filed on a timely basis (taking into account any valid extension of time to file) and such Returns are true, complete and correct in all material respects. All Taxes (as defined below) shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis (taking into account any valid extension of time to file), and no other material Taxes are due and payable by the REIT with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except any Taxes which 1. are not delinquent, 2. remain payable without penalty or 3. are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established. The REIT has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no material liens on any of the assets of the REIT with respect to Taxes, other than liens for Taxes which (x) are not delinquent, (y) remain payable without penalty or (z) are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

(iii) Buyer has been furnished by Seller or the REIT true and complete copies of all Returns for the REIT for all taxable periods or portions thereof prior to the Closing Date (to the extent available). The REIT is not (nor has ever been) a party to any tax sharing agreement or tax indemnity agreement and the REIT has not assumed the Tax liability of any other person under contract. The REIT does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Buyer. The REIT has not agreed, nor is the REIT required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(iv) The REIT is not a party to any action or proceeding for assessment or collection of Taxes, nor, to Seller’s Knowledge, has such event been asserted or threatened in writing against the REIT or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the REIT, and no power of attorney with respect to any Tax matter is currently in force with respect to the REIT.

(v) The representations and warranties contained in Exhibit L, which are incorporated herein by this reference, are true and correct.

(vi) Seller hereby represents and warrants to Buyer as follows:

(A) Buyer has been furnished by Seller or the Company true and complete copies of all material Returns for the Company for all taxable periods or portions thereof prior to the Closing Date. The Company is not (nor has ever been) a party to any tax sharing agreement or tax indemnity agreement and the Company has not assumed the Tax liability of any other Person under contract. The Company does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Buyer. The Company has not agreed, nor is the Company required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(C) To Seller’s Knowledge, the Company is not a party to any action or proceeding for assessment or collection of Taxes, nor, to Seller’s Knowledge, has such event been asserted or threatened in writing against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company and no power of attorney with respect to any Tax matter is currently in force with respect to the Company.

For purposes of this Agreement: (i) “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the REIT is required to pay, withhold or collect, (ii) “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and (iii) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(c) Property Related Representations and Warranties (“Property Reps”). Seller hereby represents and warrants to Buyer as follows:

(i) To Seller’s Knowledge, no condemnation proceedings, eminent domain proceedings or similar actions or proceedings are now pending or are threatened in writing against the Real Property.

(ii) To Seller’s Knowledge, there have been no written claims asserted by any tenant for offsets against rent or any other monetary or other claim made against the Company, as landlord, which shall apply after the Closing.

(iii) To Seller’s Knowledge, none of Seller, the REIT, or the Company has received any written notice of any casualty with respect to the Property which Seller is obligated to repair and which has not been previously repaired.

(iv) To Seller’s Knowledge, neither the Company nor the Real Property has been cited, fined or otherwise noticed in writing of any asserted past or present failure to comply with any laws, regulations or orders which has not been cured and no proceeding with respect to any such violation is pending or, to Seller’s Knowledge, threatened.

(v) To Seller’s Knowledge, there are no liabilities for leasing commissions or tenant improvements with respect to any tenants occupying the Property.

(vi) Seller has not assigned, pledged or encumbered its interest in the Leases except for such assignments, pledges or encumbrances which will be terminated, cured or removed by Seller on or prior to the Closing Date.

(vii) To Seller’s Knowledge, the only persons or entities having the right to occupy the Property are the tenants and entities claiming by, through or under the tenants under the Leases.

(viii) To Seller’s Knowledge, there exists no presently pending litigation, arbitration, governmental investigation, or administrative proceeding, and no litigation, arbitration or administrative proceeding has been threatened concerning the Acquired Property.

(ix) To Seller’s Knowledge, the rent roll attached hereto as Exhibit K has been prepared and used in the ordinary course of business in owning, operating and/or managing the Property.

(x) Seller has not received a Property Exercise Notice from Major Tenant (as defined in Section 49.2 of the Major Tenant Lease).

(xi) The Acquisition Contingency defined in Section 50 of the Major Tenant Lease has not occurred.

(xii) Seller has not received a Contraction Notice from the Major Tenant (as defined in Section 1.2 of the Major Tenant Lease).

(d) Representations and Warranties Regarding Other Assets (“Additional Property Reps”). Seller hereby represents and warrants to Buyer as follows:

(i) Point at Clark previously owned the retail project located at 3131 North Clark Street, Chicago, Illinois 60657 (the “Additional Property”).

(ii) There are no outstanding liabilities burdening the REIT with respect to the Additional Property.

The foregoing representations and warranties shall be true and correct in all material respects on the Agreement Date and at the Closing. Such representations and warranties shall be deemed to have been reaffirmed and restated by Seller as of the Closing Date, except for any material change in any of the foregoing representations or warranties or any material breach thereof that occurs and which is expressly disclosed by Seller to Buyer in writing at any time and from time to time prior to the Closing (each a “Disclosure” and collectively, the “Disclosures”), which Disclosures shall thereafter be updated by Seller prior to the Closing Date. If any change in any of the foregoing representations and warranties or any breach of any of the foregoing representations and warranties is a material change or material breach, and Seller does not elect to cure such matters within twenty (20) business days after Seller’s receipt of a written request from Buyer to do so, or does not agree in writing within said twenty (20) business day period to indemnify Buyer against and hold Buyer harmless from any and all losses, liabilities, claims, costs and expenses incurred by Buyer as a result thereof, then, notwithstanding anything contained herein to the contrary, Buyer, at its sole option, and as its sole remedy, may either (a) close and consummate the transaction contemplated by this Agreement without reduction in the Purchase Price, whereupon Buyer shall be deemed to have waived any and all claims with respect to any such material change or material breach, or (b) terminate this Agreement by written notice to Seller, whereupon the Escrow Agent shall return the Deposit to Buyer and the parties shall have no rights or obligations hereunder, except for those which expressly survive any such termination. If Buyer reasonably determines that the matter for which Seller has agreed to indemnify Buyer carries a risk or obligation in excess of $1,500,000, then Buyer shall have the right to elect (b) notwithstanding Sellers’ agreement to indemnify. Such election shall be made by Buyer within five (5) business days after receipt of notice from Seller that Seller has elected not to cure or indemnify Buyer with respect to such material change or material breach. Failure of Buyer to cause Seller to receive notice of such election of Buyer within such five (5) business days period shall conclusively be construed as Buyer’s having elected alternative (a) above. The Closing Date shall be postponed automatically, if necessary, to permit the full running of such periods.

The term “Seller’s Knowledge” and “Company’s Knowledge” as used herein means the actual knowledge (and not the implied or constructive knowledge) without any duty of investigation of the following persons: Dennis Tinker - Investment Director - Asset Management (only as to Property Reps hereunder); and Nikki Spence - Director - Financial Reporting (only as to Tax Reps and Non-Property Reps hereunder), who are persons employed by Principal Real Estate Investors, LLC, sole member of the general partner of Seller, with sufficient knowledge on behalf of Seller with respect to Seller’s Representations and Warranties.

All Property Reps made by Seller in this Agreement shall survive the Closing for a period of nine (9) months, provided that written notification of any claim arising therefrom must be received in writing by Seller within such nine (9) month period or such claim shall be forever barred and Seller shall have no liability with respect thereto. Except as set forth in the following sentence, all Non-Property Reps made by Seller in this Agreement shall survive the Closing for a period of fifteen (15) months, provided that written notification of any claim arising therefrom must be received in writing by Seller within such fifteen (15) month period or such claim shall be forever barred and Seller shall have no liability with respect thereto. Notwithstanding anything else in this Agreement to the contrary, with respect to the Non-Property Reps contained in paragraphs 8(a)(i) - (x), (xii), (xiv), (xv), (xvi), (xx), (xxiv), (xxxi), and (xxxiv) (collectively the “Uncapped Non-Property Reps”), the Tax Reps and the Additional Property Reps, such warranties and representations shall survive the Closing for a period of thirty (30) days after the expiration of the applicable statute of limitations. The parties hereto acknowledge and agree that the representations and warranties hereunder shall be personal to Buyer and its affiliates and may not be assigned or otherwise conveyed to any other party other than Buyer or Buyer’s affiliates.

Seller hereby agrees to indemnify, save and hold Buyer harmless from and against any and all claims, liabilities, losses, damages, demands, actions, judgments, costs and expenses (including attorneys’ fees and expenses and costs of litigation) of any kind or nature related to all valid claims for a breach of the representations and warranties contained herein, subject to the immediately preceding paragraph and provided, that, the aggregate liability of Seller, with respect to all claims hereunder, other than (w) claims arising under or relating to the Uncapped Non-Property Reps, (x) claims arising under or relating to the Tax Reps, (y) liabilities arising under the Existing Loan Documents or any other loan documents entered into by the Company or the REIT prior to the Closing Date, and (z) the Additional Property Reps, shall not exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Claims Cap”), nor shall Seller have any liability for any claims hereunder unless the aggregate amount of all claims against Seller is equal to or greater than Fifty Thousand and No/100 Dollars ($50,000.00) (the “Claims Floor”). For the avoidance of doubt, any violation of the Uncapped Non-Property Reps, Tax Reps, the Additional Property Reps, or liabilities arising under the Existing Loan Documents or other loan documents entered into by the REIT or the Company before Closing shall not be subject to the Claims Cap. Notwithstanding anything in this Agreement to the contrary, Buyer shall have no right to bring a claim against Seller under this Agreement unless Buyer shall first have exhausted any and all claims that it may have against any third party with respect to the subject matter thereof including, but not limited to, claims for indemnification, insurance, subrogation or any other right or remedy available to the buyer at law or equity.

Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by Seller shall survive the Closing relative to any matters disclosed in the Due Diligence Items or known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at the Closing. Buyer further acknowledges that Seller has no duty of investigation and inquiry in determining whether or not the Real Property is suitable for Buyer’s purpose. Buyer is deemed to have constructive knowledge of all information contained in the Due Diligence Items and information that could be reasonably inferred from such Due Diligence Items.

Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by Seller shall survive the Closing relative to any matters disclosed in the Due Diligence Items or known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at the Closing. Buyer further acknowledges that Seller has no duty of investigation and inquiry in determining whether or not the Real Property is suitable for Buyer’s purpose. Buyer is deemed to have constructive knowledge of all information contained in the Due Diligence Items and information that could be reasonably inferred from such Due Diligence Items.

(e) Buyer hereby represents and warrants to Seller as follows:

(i) Buyer is a limited partnership duly organized and validly existing under the laws of the state of Delaware;

(ii) All documents executed by Buyer which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject;

(iii) Buyer shall furnish all of the funds for the purchase of the REIT Units (other than funds supplied by institutional lenders which will hold valid mortgage liens against the Property or the REIT Units) and such funds will not be from sources of funds or properties derived from any unlawful activity;

(iv) Buyer is a sophisticated investor with substantial experience in investing in assets of the same type as the Property and the REIT Units and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Property and the REIT Units,

(v) Buyer is not a U.S. Publicly Traded Entity;

(vi) Buyer is not an “employee benefit plan” within the meaning of 3(3) of ERISA, as amended, a “plan” within the meaning of Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulation of any such plan and will, throughout the term of this Agreement, be satisfied such that none of the transactions contemplated hereunder between Seller and Buyer will constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(vii) Buyer (A) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar List, and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (vi) none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly by any Embargoed Person, and (vii) Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Buyer is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in Buyer is through a U.S. Publicly-Traded Entity.

(f) For the avoidance of doubt, the assumed liabilities hereunder expressly do not include any liabilities arising under the Existing Loan Documents or any other loan documents entered into by the Company or the REIT prior to the Closing Date and Seller shall and does hereby indemnify and save and hold Buyer harmless from and against any and all claims, liabilities, losses, damages, demands, actions, judgments, costs and expenses (including attorneys’ fees and expenses and costs of litigation) of any kind or nature which may arise as a result of the Existing Loan Documents or any other loan documents entered into by the Company or the REIT prior to the Closing Date.

(g) All representations and warranties made by Buyer in this Agreement (other than the representations contained in Sections 8(e)(i) through 8(e)(iii)) shall survive the Closing for a period of nine (9) months, provided that written notification of any claim arising therefrom must be received in writing by Buyer within such nine (9) month period or such claim shall be forever barred and Buyer shall have no liability with respect thereto. For the avoidance of doubt, any violation of the representations contained in Sections 8(e)(i) through 8(e)(iii) shall not be subject to any limitation on survivability.

(h) In addition to and without limiting any other indemnity and hold harmless provision contained herein, Buyer shall and does hereby indemnify and save and hold Seller harmless from and against any and all claims, liabilities, losses, damages, demands, actions, judgments, costs and expenses (including attorneys’ fees and expenses and costs of litigation) of any kind or nature, (i) arising out of or relating to Buyer’s failure to assume and discharge any liability assumed pursuant to the terms of this Agreement, or (ii) arising out of or relating to Buyer’s failure to perform any duty or obligation assumed by Buyer under the Lease from and after the date of Closing, provided, that, the foregoing indemnity and hold harmless provision shall not limit or impair the other rights and remedies of Seller hereunder or at law or in equity and provided, further, that the liability of Buyer with respect to all claims hereunder, other than claims arising under or relating the matters described in Sections 8(e)(i) through 8(e)(iii) and 11(d), shall not exceed the Claims Cap, nor shall Buyer have any liability for any claims hereunder unless the aggregate amount of all claims against Buyer is equal to or greater than the

Claims Floor. For the avoidance of doubt, any violation of the representations contained in Sections 8(e)(i) through 8(e)(iii) shall not be subject to any cap on liability.

9. Condition of Property. At or before the Approval Date, (i) Buyer will have approved or disapproved the physical and environmental characteristics and condition of the Real Property, the economic characteristics of the Real Property and every aspect of the REIT; and (ii) Buyer waives any and all defects in the physical, environmental and economic characteristics and condition of the Real Property and every aspect of the REIT which would be disclosed by such inspection. Buyer further acknowledges that neither Seller nor any of Seller’s officers or directors, nor Seller’s employees, agents, representatives, or any other Person acting on behalf of Seller (hereafter, for the purpose of this Section only, such Persons are individually and collectively referred to as the “Seller”), except as otherwise expressly provided in Section 8 herein, have made any representations, warranties or agreements (express or implied) by or on behalf of Seller as to any matters concerning the Real Property, the economic results to be obtained or predicted, or the present use thereof or the suitability for Buyer’s intended use of the Real Property, including, without limitation, the following: suitability of the topography; the availability of water rights or utilities; the present and future zoning, subdivision and any and all other land use matters; the condition of the soil, subsoil, or groundwater; the purpose(s) to which the Real Property is suited; drainage; flooding; access to public roads; or proposed routes of roads or extensions thereof; or any other fact or condition which may affect the Real Property or REIT, including without limitation, the physical condition, value, economics or operation or income potential of the Real Property or the REIT. Buyer acknowledges and agrees that the REIT Units (and thus, the Real Property) are to be purchased, conveyed and accepted by Buyer in their present condition, “as is” and that no patent or latent defect in the physical or environmental condition of the Real Property whether or not known or discovered, shall affect the rights of either party hereto. Any documents furnished to Buyer by Seller relating to the Real Property including, without limitation, rent rolls, service agreements, management contracts, maps, surveys, studies, pro formas, reports and other information, including but not limited to the Due Diligence Items, shall be deemed furnished as a courtesy to Buyer but without warranty from Seller as to the accuracy thereof or otherwise. All work done in connection with preparing the Real Property for the uses intended by Buyer including any and all fees, studies, reports, approvals, plans, surveys, permits, and any expenses whatsoever necessary or desirable in connection with Buyer’s acquiring, developing, using and/or operating the Real Property shall be obtained and paid for by, and shall be the sole responsibility of Buyer. Buyer has investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the Real Property may be subject and shall acquire the REIT Units (and thus, the Property) upon the basis of its review and determination of the applicability and effect of such laws and regulations. Buyer has neither received nor relied upon any representations concerning such laws and regulations from Seller.

Except for claims of fraud or willful misrepresentation on the part of Seller, and except for those representations and warranties expressly set forth herein, Buyer, on behalf of itself and its employees, agents, successors and assigns, attorneys and other representatives, and each of them, hereby releases Seller from and against any and all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, whether alleged under any statute, common law or otherwise, directly or indirectly, arising out of or related to the condition, operation or economic performance of the REIT Units, the REIT, the Borrower, the Company or the Property.

By signing in the space provided below in this Section 9, Buyer acknowledges that it has read and understood the provisions of this Section 9.

Buyer:

WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC, a Georgia limited liability company

By:	/s/ Randall D. Fretz
Name:	Randall D. Fretz
Title:	Senior Vice President

10. Possession. Buyer shall have the right of possession (subject to the terms of the Leases) on the Closing Date, provided, however, that Seller shall allow authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer with respect to satisfaction of any conditions precedent to the Closing contained herein subject to the limitations set forth in Section 4 hereof.

11. Operation of the REIT.

(a) Unless otherwise agreed to in writing by Buyer, Seller will not approve or take any action causing the REIT to: (i) conduct its business in any way other than in the ordinary course and consistent with past practices; (ii) issue any new limited liability company interests; (iii) pay any dividends on the REIT Units other than dividends necessary to satisfy the obligations set forth in Section 13(n)(i) of this Agreement; (iv) terminate, amend or cancel its Certificate of Formation or the REIT Agreement, other than the Second Amendment; (v) acquire any equity securities; (vi) reorganize, sell or dispose of any significant amount of assets; (vii) materially increase the level of compensation of any officer, director or employee, (viii) incur any additional indebtedness; or (ix) enter into any contract requiring the payment in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) over the course of a year that is not terminable within ninety (90) days.

(b) Unless otherwise agreed to in writing by Buyer, Seller will not approve or take any action causing the Borrower or the Company to: (i) conduct its business in any way other than in the ordinary course and consistent with past practices; (ii) issue any new limited liability company interests; (iii) pay any dividends; (iv) amend its Certificate of Formation or its Operating Agreement; (v) acquire any equity securities; (vi) reorganize, sell or dispose of any significant amount of assets; (vii) materially increase the level of compensation of any officer, director or employee, (viii) incur any additional indebtedness; or (ix) enter into any contract requiring the payment in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) over the course of a year that is not terminable within ninety (90) days.

(c) From the Agreement Date through the Closing Date, Seller shall cause all of the Preferred Units to remain issued and outstanding, and Seller shall not cause or permit any action to redeem or otherwise cancel the Preferred Units, unless Buyer expressly directs Seller to effectuate any such redemption or cancellation.

(d) Buyer may either maintain the REIT as a real estate investment trust for federal income tax purposes or cause the REIT to liquidate subsequent to Closing; provided, however, that after the Closing Buyer covenants and agrees not to take any action or operate the REIT in such a manner as to cause the REIT to lose its qualification as a real estate investment trust for federal income tax purposes for its taxable year which includes the day of Closing; provided, however, that Buyer makes no representation or warranty concerning the status of the REIT as a real estate investment trust for federal income tax purposes for any period prior to Closing. Buyer shall indemnify, defend, and hold Seller harmless, on an after tax basis, from and against all demands and claims made by any person or entity or taxing authority with respect to or resulting from any breach by Buyer of its covenant and agreement and Buyer shall reimburse Seller, on an after tax basis, for all attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all Losses, verdicts, judgments, settlements, tax liability, interest, costs and other expenses incurred or that may be incurred by Seller or its partners or affiliates as a result of any such breach by Buyer. Nothing in this Section 11(d) shall in any way be construed as a representation of Buyer regarding any pre-closing matters related to the REIT or creating any indemnification obligations relating to any pre-closing matters related to the REIT.

(e) If Seller receives any notice, or if to Seller’s Knowledge, any governmental or quasi-governmental authority commences of any legal action affecting all or part of the Acquired Property, the Seller Units or the transactions contemplated by this Agreement, Seller agrees to promptly provide written notice of same to Buyer.

(f) Seller agrees that it will observe, in all material respects, all laws, ordinances, regulations and restrictions which affect the Acquired Property and its use. Seller shall operate and maintain the Commercial Property up to the Closing Date in a manner consistent with its past practices and in accordance with the provisions of this Agreement. Seller shall maintain and service the Improvements, the landscaping of the Real Property and the natural areas of the Improvements in the normal course of business and in a manner consistent with its past practices until the Closing Date, normal wear and tear and casualty and condemnation excepted. Seller shall, promptly upon receiving any notice or knowledge of any damage or destruction to the Real Property, give Buyer notice thereof. From and after the Agreement Date and continuing through and until the Closing Date, Seller, at Seller’s cost and expense, shall maintain in effect its present hazard and public liability insurance policies.

(g) For so long as this Agreement remains in full force and effect and except as otherwise contemplated by this Agreement to the contrary, Seller shall not sell, assign, convey (absolutely or as security), grant a security interest in or otherwise encumber or dispose of the Acquired Property (or any interest or estate therein) or Seller Units without the prior written consent of Buyer. Without the prior written consent of Buyer, which consent shall be timely given in reply to Seller’s written request and which consent shall not be unreasonably withheld or delayed, Seller shall not enter into any new leases or Service Contract(s) or alter, amend, modify, cancel, assign or terminate the Lease or any Service Contract(s) except in accordance with Seller’s customary business practices and, with respect to Service Contract(s), that will not be cancelable by Buyer without penalty upon no greater than thirty (30) days notice.

12. Casualty/Condemnation. In the event that, prior to Closing, the Real Property, or any part thereof, (a) is destroyed or materially damaged, and such damage is sufficient to (i) give rise to the Major Tenant the right to terminate its Lease, or (ii) the cost of remedying such casualty exceeds One Million and 00/100 Dollars ($1,000,000.00), as determined by Seller in its reasonable discretion, or (b) condemnation proceedings are commenced against the Real Property, which materially and adversely affect the use and operation thereof, Buyer shall have the right, exercisable by giving notice of such decision to Seller within ten (10) business days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement in its entirety, in which case neither party shall have any further rights or obligations hereunder other than obligations that expressly survive termination of this Agreement. In the event of such termination, the Deposit shall be returned to Buyer, as Buyer’s sole and exclusive remedy. In the event Buyer has no right of termination pursuant to the immediately preceding sentence, Buyer shall accept the Real Property in its then condition and proceed with the Closing with no reduction, offset or abatement of the Purchase Price, and accept, as its sole recourse against Seller payment or assignment of (i) all applicable proceeds of insurance, if any, from policies of insurance maintained and paid for by Seller covering the Real Property up to the amount paid by the insurer and necessary to make the repairs or restorations, or (ii) any applicable condemnation awards subject to the rights or tenants to such proceeds or awards under the Leases, if any. Seller shall credit the Purchase Price to the extent any deductible exists that is the Seller’s responsibility under any policies of insurance, which credit shall not exceed the amount of such damages. The Closing shall automatically be extended as may be necessary for the timeframes set forth herein to run; provided however, the Closing may occur prior to the final settlement with and payment by the insurer, in the event of casualty damage or final settlement and payment of condemnation proceeds, if applicable.

13. Miscellaneous.

(a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and delivery is made either by (i) personal delivery, in which case the notice shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by facsimile or email if delivery thereof is confirmed by sender’s receipt of a transmission report, generated by sender’s facsimile machine or email program, which confirms that the facsimile or email was successfully transmitted and provided the facsimile or email was transmitted between 9:00 a.m. and 5:00 p.m. Central Time on a business day, and to the following addresses, facsimile numbers or email addresses:

If to Seller:

Principal Enhanced Property Fund, L.P.

c/o Principal Real Estate Investors, LLC

801 Grand Avenue

Des Moines, Iowa 50392-1390

Attn:	David L. Graves
Phone:	515-248-4241
Fax:	866-850-4022
Email:	Graves.David.L@principal.com

With a copy to:

Principal Enhanced Property Fund, L.P.

c/o Principal Real Estate Investors, LLC

801 Grand Avenue

Des Moines, Iowa 50392-1390

Attn:	James J. Halliwell
Phone:	515-362-0914
Fax:	866-850-4022
Email:	Halliwell.Jim@principal.com

With a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn:	Josh Hanna
Phone:	312-862-2059
Fax:	312-862-2200
Email:	joshua.hanna@kirkland.com

If to Buyer:

c/o Wells Real Estate Funds

6200 The Corners Parkway

Suite 250

Atlanta, GA 30092

Attn:	Heather Griner
Phone:	(770) 243-8593
Email:	heather.griner@wellsref.com

With a copy to:

McGuireWoods LLP

Promenade II

1230 Peachtree Street, Suite 2100

Atlanta, Georgia 30309

Attn:	Stephen D. Peterson
Phone:	(404) 443-5719
Email:	speterson@mcguirewoods.com

or such other address as either party may from time to time specify in writing to the other.

(b) Brokers and Finders. Each party represents and warrants that it has not had any contact or dealings regarding the Property, the Company or the REIT Units, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker, entity, agent, commission salesperson, or other person who will claim a right to compensation or a commission or finder’s fee as a procuring cause of the sale contemplated herein, except for Cassidy Turley, whose commission shall be paid by Seller. In the event of a claim for a broker’s or finder’s fee or commissions in connection with the transactions contemplated by this Agreement, Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. No commission shall be paid or become payable unless the Closing actually occurs. The provisions of this Section 13(b) shall survive Closing and any earlier termination, cancellation or rescission of this Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assigns, and may be assigned by Buyer to an affiliated entity provided that (i) Buyer shall remain jointly and severally liable for the obligations contained in this Agreement; (ii) Buyer and any assignee, by accepting assignment of this Agreement, expressly agrees to defend and indemnify Seller from any litigation arising out of the assignment; (iii) no further assignment shall occur without the prior written consent of the Seller; (iv) written notice of the assignment, including the name of the Assignee, is provided to Seller no fewer than five (5) business days prior to Closing; and (v) Buyer shall provide to Seller at Closing an Assignment and Assumption of Purchase and Sale Agreement in the form attached hereto as Exhibit F, executed by both Buyer and Assignee.

(d) Amendments and Terminations. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Real Property is located without regard to choice of law rules.

(f) Merger of Prior Agreements. This Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

(g) Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees. Buyer and Seller both acknowledge each has been advised by counsel as to their respective rights, duties and obligations in this Agreement and have had ample opportunity to negotiate same. Thus, both Buyer and Seller acknowledge that any ambiguity in this Agreement should not necessarily be resolved against the drafter of this Agreement.

(h) Time of the Essence. Time is of the essence of this Agreement.

(i) Counterparts. This Agreement may be executed in multiple counterparts (including via facsimile or electronic “.pdf” counterparts) each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Agreement.

(j) Survivability. Except as otherwise provided herein, the covenants contained in this Agreement shall not survive the closing of the purchase and sale and shall be deemed merged in any documentation delivered at the time of Closing.

(k) No Recordation. Neither Seller nor Buyer shall record this Agreement or memorandum thereof in or among the land or chattel records of any jurisdiction.

(l) Proper Execution. The submission by Seller to Buyer of this Agreement in unsigned form shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Buyer or impose any obligations on Seller irrespective of any reliance thereon, change of position or partial performance until Seller shall have executed this Agreement and the Deposit shall have been received by the Escrow Agent.

(m) Incorporation of Recitals and Exhibits. All recitals set forth in this Agreement and exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.

(n) Certain Tax Matters.

(i) For that portion of its taxable year in which the Closing occurs which ends on the Closing Date, Seller covenants and agrees to cause the REIT to operate and take any other actions necessary to cause the REIT to qualify as a “real estate investment trust” as defined in Section 856-860 of the Code and avoid the imposition of federal income tax under Sections 857(b) or 4981 of the Code. From the Closing Date through the end of its taxable year in which the Closing occurs, Buyer covenants and agrees not to take any action or operate the REIT in such a manner as to cause the REIT to lose its qualification as a “real estate investment trust” for federal income tax purposes for its taxable year which includes the day of Closing or to be liable for federal income tax under Section 857(b) or 4981 of the Code; provided, however, that Buyer makes no representation or warranty concerning the status of the REIT as a real estate investment trust for federal income tax purposes for any period prior to Closing. Without limiting the foregoing, Buyer represents and warrants to Seller that Buyer is not an individual for the purposes of Section 542(a)(2) of the Code (determined after taking into account Section 856(h)(3)(A) of the Code) (a “Tax Individual”) and no Tax Individual is treated as the owner, either directly, indirectly or constructively through the application of Section 544 of the Code (as modified by Section 856(h)(1)(B) of the Code), of more than 9.8% of the number or value of the outstanding membership interests in Buyer.

(ii) Seller and the REIT shall prepare and timely file all Returns and amendments thereto required to be filed by the REIT on or before the Closing Date. Seller shall provide, and Buyer shall have a reasonable opportunity to review (and comment upon), prior to filing all such Returns and amendments thereto.

(iii) Buyer and the REIT shall prepare and timely file all Returns and amendments thereto required to be filed by the REIT after the Closing Date consistent with past practices. Buyer shall provide, and Seller shall have a reasonable opportunity to review (and comment upon), prior to filing all such Returns and amendments thereto insofar as they relate to a pre-Closing Period. After the Closing Date, the REIT shall not designate any payment, distribution or dividend made by the REIT before the Closing Date as a “capital gain dividend” within the meaning of Code Section 857(b)(3)(C).

(iv) The provisions of this Section 13(n) shall survive the Closing.

(o) Tax Indemnification by Seller.

(i) From and after the Closing Date, subject to the limitations set forth herein (but without regard to, and without any application of, the Claims Cap), (i) Seller shall protect, defend, indemnify and hold harmless Buyer and the REIT from any and all Taxes which are imposed on the REIT in respect of its income, business, property or operations or for which the REIT may otherwise be liable as a result of any material inaccuracy or material breach of any representation, warranty or covenant of Seller contained in subsection 8(b) (including without limitation Exhibit L) or subsection 13(n) of this Agreement; and (ii) Seller shall reimburse Buyer, on an after-tax basis, for all reasonable attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all losses, verdicts, judgments, settlements, tax liability, interest, costs and other expenses incurred or that may be incurred by Buyer or its partners or affiliates as a result of any matter described in clause (i) above. In the case of any claim against both Buyer and Seller which does not involve a conflict of interest between Buyer and Seller, Buyer agrees that Seller may choose a counsel to represent Buyer and Seller jointly, so long as such counsel is reasonably acceptable to Buyer, and that under such circumstances, Buyer will pay the expenses of any independent counsel engaged by Buyer.

(ii) Buyer will, as to any Taxes in respect of which Seller has agreed to indemnify Buyer or the REIT, promptly inform Seller of, and permit the participation of Seller in, any investigation, audit or other proceeding by or with the Internal Revenue Service or any other taxing authority empowered to administer or enforce such a tax and will not consent to the settlement or final determination in such proceeding without the prior written consent of Seller (which consent will not be unreasonably withheld).

(p) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

(q) No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

(r) Information and Audit Cooperation. At any time within ninety (90) days after the Closing, Seller shall allow Buyer’s auditors access to the books and records of Seller and the working papers of Seller’s independent auditors relating to the operation of the Property for three (3) years prior to Closing to enable Buyer to comply with any financial reporting requirements applicable to Buyer. In addition, Seller shall provide Buyer’s designated independent auditors a representation letter regarding the books and records of the Property in substantially the form attached hereto as Exhibit R.

(s) Public Disclosure. From and after the Agreement Date, neither Buyer nor Seller shall make a public disclosure of the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent (a) Seller and Buyer from releasing a press release concerning the sale of the Property, provided that such press release shall contain only the names of the Seller and Buyer, the Closing Date and customary quotes usually included in a press release of this nature, (b) either party from disclosing any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement if and to the extent that such disclosure is required by applicable law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter, (c) Seller or Buyer from disclosing any information with respect to the transaction contemplated herein, any matters set forth in this Agreement, or any of the terms and provisions of this Agreement to any of their respective, current, or prospective lenders, members, officers, directors, trustees, employees, consultants, advisors, agents, representatives, partners and/or shareholders (and any of the respective lenders, members, officers, directors, trustees, employees, consultants, advisors, agents, representatives, partners and/or shareholders of any of such parties); provided that all of the foregoing are advised of the confidential nature of such information, matters, terms and provisions, or (d) Seller, Buyer and/or any affiliate of Seller or Buyer of any tier making any public statement, filing or other disclosure which any of them reasonably believes to be required or desirable under applicable securities laws or in connection with any securities offering or registration by Seller and/or any parent of Seller of any tier, or as may be requested or required by the New York Stock Exchange, SEC or other securities market. The parties hereto shall deliver to the other a copy of the press release at least one (1) business day prior to the issuance thereof. The provisions of this Section shall survive the closing of the transaction contemplated by this Agreement or termination of this Agreement (whichever shall occur) without restriction or limitation. Notwithstanding anything to the contrary contained in this Section 13(s), this Section 13(s) shall not prohibit any party from making a public disclosure of any information that, as of the Agreement Date is available publicly or otherwise constitutes a public record.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

PRINCIPAL ENHANCED PROPERTY FUND, L.P.,
a Delaware limited partnership

By:	PRINCIPAL ENHANCED PROPERTY FUND GP, LLC, a Delaware limited liability company, its general partner

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its sole member

		By:	/s/ David L. Graves
		Name:	David L. Grave
		Title:	Senior Development Manager

		By:	/s/ James J. Hallwell
		Name:	James J. Hallwell
		Title:	Commercial Real Estate

BUYER:

WELLS CORE OFFICE INCOME REIT ADVISORY SERVICES, LLC,
a Georgia limited liability company

By:	/s/ Randall D. Fretz
Name:	Randall D. Fretz
Title:	Senior Vice President

Buyer’s Social Security Number or Tax identification Number:

Signature Page to Purchase and Sale Agreement (Franklin Center)

JOINDER OF ESCROW AGENT

Escrow Agent hereby joins in the execution of the Agreement and agrees to accept, hold and return the Deposit, and disburse any funds received under the Agreement in accordance with the provisions of such Agreement. The Escrow Agent shall only be bound to those provisions of the Agreement relating to title insurance, the Deposit, and the Closing escrow. Provided that the Escrow Agent complies with such provisions of the Agreement, the parties to the Agreement agree that the Escrow Agent shall not be liable for any loss or damage arising thereunder.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Mary Lou Kennedy
Name:	Mary Lou Kennedy
Title:	Vice President

Signature Page to Purchase and Sale Agreement (Franklin Center)

EXHIBIT A

LEGAL DESCRIPTION

Real property in the City of Columbia, County of Howard, State of Maryland, described as follows:

All that certain piece or parcel of land, together with the improvements thereon and appurtenances thereunto belonging, lying, situate and being in Howard County, Maryland, being described as follows:

Parcel T-20, containing 14.9640 acres, being shown on the Plat entitled “Columbia Gateway, Parcel ‘T-20’ and ‘T-21’, (a Resubdivision of Columbia Gateway, Parcel ‘T-19’, Plat No. 17744)”, which Plat is recorded among the Land Records of Howard County, Maryland as Plat M.D.R. No. 18667.

Together with the beneficial matters contained in the Deed and Agreement and Declaration of Covenants, Easements, Charges and Liens, dated December 13, 1966 by and between The Columbia Park and Recreation Association, Inc., and The Howard Research and Development Corporation, recorded December 15, 1966 in Liber 463 Page 158, as amended, among the aforesaid Land Records.

Together with the beneficial matters contained in the Columbia Gateway Declaration of Covenants, Conditions and Restrictions dated July 10, 2006 by The Howard Research and Development Corporation, recorded July 28, 1986 in Liber 1503 Folio 235, as amended, among the said Land Records. Assignment and Assumption Agreement recorded in Liber 1564 Folio 113 among the said Land Records. Assignment recorded in Liber 5313 Folio 203 among the aforesaid Land Records.

Further Together with the beneficial matters contained in the Declaration of Reciprocal Easements dated December 15, 2005 by The Howard Research and Development Corporation, recorded December 19, 2005 in Liber 9707 Folio 368 among the aforesaid Land Records.

A-1

EXHIBIT B

ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessment Report dated June 16, 2011, by ECS Mid-Atlantic, LLC, for Principal Real Estate Investors, ECS Project No. 02-1980-F2.

B-1

EXHIBIT C

NON-FOREIGN CERTIFICATION

To inform                                          (“Buyer”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) will not be required upon the transfer of the common limited liability company interests in THE POINT AT CLARK STREET REIT, LLC (the “REIT”), which holds 100% of the limited liability company interests in FRANKLIN CENTER BORROWER, LLC, a Delaware limited liability company and FRANKLIN CENTER, LLC, a Delaware limited liability company, which in turn, holds record title to certain real property, which common limited liability company interests in the REIT will be transferred to the Buyer by PRINCIPAL ENHANCED PROPERTY FUND, L.P., a Delaware limited partnership (“Seller”), the undersigned hereby certifies the following:

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Seller’s U.S. employer identification number is                     ;

3. Seller’s office address is:

c/o Principal Real Estate Investors, LLC

801 Grand Avenue

Des Moines, Iowa 50392-1390

Attn:

4. Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations.

The Seller understands that this Certification, as required by § 1.1445-2(b)(2)(iii) of the Income Tax Regulations, may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

[SIGNATURES ON NEXT PAGE]

C-1

Under penalties of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Seller.

Dated:             , 2011.

PRINCIPAL ENHANCED PROPERTY FUND, L.P.,
a Delaware limited partnership

By:	PRINCIPAL ENHANCED PROPERTY FUND GP, LLC,
a Delaware limited liability company, its general partner

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its sole member

By:
Name:
Title:

By:
Name:
Title:

C-2

EXHIBIT D

NOTICE TO TENANT

RE:	Franklin Center, 6841 Benjamin Franklin Drive, Columbia, Maryland 21046 (the “Property”)

Dear Tenant:

Please be advised that effective             , 2011, Principal Enhanced Property Fund, L.P., a Delaware limited partnership, as the manager of The Point at Clark Street REIT, LLC, a Delaware limited liability company, which is the sole member of Franklin Center, LLC, a Delaware limited liability company, which is the owner of the Property, sold all of its interest to                      who shall hereafter be the direct or indirect owner of the Property. The new tax identification number for the owner is             . Effective             , 2011, any questions regarding maintenance and management of the Property should be addressed to:

Please begin sending all rental payments to:

Should your lease require notice of a change of landlord’s address, please consider this your notice. The landlord’s notice address is now:

[SIGNATURES FOLLOW]

D-1

Sincerely,

PRINCIPAL ENHANCED PROPERTY FUND, L.P.,

a Delaware limited partnership

By:	PRINCIPAL ENHANCED PROPERTY FUND GP, LLC,
a Delaware limited liability company, its general partner

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its sole member

By:
Name:
Title:

By:
Name:
Title:

NOTE TO BUYER: PLEASE PROVIDE THE NECESSARY INFORMATION FOR THIS DOCUMENT TO SELLER AS SOON AS AVAILABLE

D-2

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF REIT UNITS

THIS ASSIGNMENT AND ASSUMPTION OF REIT UNITS is made as of the      day of             , 2011 by PRINCIPAL ENHANCED PROPERTY FUND, L.P., a Delaware limited partnership (“Assignor”), to and in favor of                      (“Assignee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in that certain Purchase and Sale Agreement between the parties dated             , 2011 (the “Purchase Agreement”).

WHEREAS, Assignor owns one hundred percent (100%) of the common limited liability company interests in The Point at Clark Street REIT, LLC, a Delaware limited liability company (the “REIT Units”),

WHEREAS, Assignor desires to assign and Assignee desires to accept the REIT Units,

NOW, THEREFORE, in consideration of the payment of Ten and no/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor hereby assigns, transfers and conveys the Membership Interest to Assignee effective on the date first set forth above.

In addition, Assignor and Assignee hereby acknowledge and agree that upon execution and delivery hereof, the Company limited liability company agreement (but not the existence of the Company), and the Borrower limited liability company agreement (but not the existence of the Borrower) shall be deemed terminated and be of no further force and effect with no further action of the parties, and the REIT shall remain in existence, with the REIT Agreement being amended by the Second Amendment, effective as of the time stated therein. Furthermore, Assignor (on its own behalf and on behalf of the REIT) hereby irrevocably, completely and forever releases Assignee, and Assignee’s affiliates and successors in title or interest, from any claim, lawsuit, proceeding, damage, loss, liability and/or expense, whether known or unknown (including but not limited to legal fees and costs), that: (A) Assignor has or may have (i) under the REIT Agreement, as amended by the Second Amendment or (ii) as a result of serving as a member of the REIT prior to the time of this Assignment; or (B) the REIT has or may have (i) under the Company limited liability company agreement or the Borrower limited liability company agreement or (ii) as a result of serving as a member of the Company prior to the time of this Assignment. Assignee (on its own behalf and on behalf of the REIT and the Company) hereby irrevocably, completely and forever releases Assignor, and Assignor’s affiliates and successors in title or interest, from any claim, lawsuit, proceeding, damage, loss, liability and/or expense, whether known or unknown (including but not limited to legal fees and costs), that: (A) Assignee or the REIT has or may have under the REIT Agreement, as amended by the Second Amendment or (B) the Company has or may have under the Company limited liability company agreement or the Borrower has or may have under the Borrower limited liability company agreement, provided, that, this sentence shall in no way limit or alter any rights Assignee may have as against Assignor pursuant to any surviving provisions of the Purchase Agreement.

ASSIGNEE ACKNOWLEDGES AND AGREES AND THE PURCHASE AND SALE AGREEMENT PROVIDES THAT, OTHER THAN THOSE EXPRESSLY CONTAINED IN THE PURCHASE AND SALE AGREEMENT, ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN CONCERNING OR WITH RESPECT TO: (I) THE VALUE, QUALITY OR CONDITION OF THE REIT UNITS; (II) THE SUITABILITY OF THE REIT UNITS FOR ANY AND ALL ACTIVITIES AND USES WHICH ASSIGNEE MAY CONDUCT; (III) THE COMPLIANCE OF THE REIT UNITS WITH ANY APPLICABLE LAWS OR RESTRICTIVE COVENANTS; (IV) THE SUITABILITY, MERCHANTABILITY, MARKETABILITY OR FITNESS FOR PARTICULAR PURPOSE OF THE REIT UNITS; (V) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO ANY ASSET OF THE REIT; (VI) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY ASSET OF THE REIT; OR (VII) ANY OTHER MATTER OF ANY KIND WITH RESPECT TO THE REIT UNITS, THE REIT OR ANY ASSET OF THE REIT. ASSIGNEE FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE REIT UNITS AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS.

[Signature page follows]

ASSIGNOR:

PRINCIPAL ENHANCED PROPERTY FUND, L.P.,

a Delaware limited partnership

By:	PRINCIPAL ENHANCED PROPERTY FUND GP, LLC,
a Delaware limited liability company, its general partner

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its sole member

By:
Name:
Title:

By:
Name:
Title:

ACCEPTANCE OF ASSIGNMENT

The foregoing Assignment is hereby accepted this      day of             , 2011 and the undersigned assumes the obligations, including accrued obligations to the extent set forth in the Purchase Agreement, of Assignor related to the REIT Units and acknowledges that the Limited Liability Company Agreement of The Point at Clark Street REIT, LLC, a Delaware limited liability company, dated September 6, 2005, as amended by that certain First Amendment to Limited Liability Company Agreement date as of August 1, 2011 (but not the existence of the REIT) as in effect prior to the date hereof has been terminated.

By:
Name:
Title:

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF

PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (this “Assignment”) is made and entered into this      day of             , 2011, by and between                     , a                      (“Assignor”), and                     , a                      (“Assignee”).

WHEREAS, Assignor and Principal Enhanced Property Fund, L.P., a Delaware limited partnership (“Seller”), entered into that certain Purchase and Sale Agreement dated             , 2011, [as amended by that certain              dated             ,         ] (“Purchase Agreement”) for 100% of the common limited liability company interests in The Point at Clark Street REIT, LLC, a Delaware limited liability company (the “REIT”), which REIT is the sole member of the limited liability company that owns fee title to that certain real property known as Franklin Center, 6841 Benjamin Franklin Drive, Columbia, Maryland 21046 (the “Real Property”); and

WHEREAS, Assignor wishes to assign to Assignee its rights pursuant to the Purchase Agreement, relating to the purchase of those certain membership interests, and all interests relating thereto more particularly described in the Purchase Agreement.

NOW, THEREFORE, in consideration of the interests, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the Purchase Agreement in order to expressly confer upon Assignee all of the benefits of a successor, assign or nominee of Assignor under the Purchase Agreement.

Nothing in this Assignment shall be deemed to release Assignor from being directly liable to Seller under the Purchase Agreement.

By executing this Assignment, Assignee hereby accepts the assignment of and assumes the obligations set forth in the Purchase Agreement, as aforesaid.

Assignor will indemnify, defend and hold harmless Seller for any damages, including attorneys’ fees and litigation costs from any suit, claim, demand or proceeding arising out of the Assignment or by a breach of this Assignment.

Assignor hereby covenants and warrants to Seller that Assignee is the only assignee of the Purchase Agreement and Assignee hereby covenants and warrants to Seller that (i) Assignee is in good standing under the laws of the state in which the Property is located; (ii) all documents executed by Assignee which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Assignee, and are or at the Closing will be legal, valid, and binding obligations of Assignee, and do not and at the Closing will not violate any provisions of any agreement to which Assignee is a party or to which it is subject; (iii) Assignee shall furnish all of the funds for the purchase of the Seller Interests (other than funds supplied by institutional lenders which will hold valid mortgage liens against the Real

Property) and such funds will not be from sources of funds or properties derived from any unlawful activity; and (iv) Assignee is a sophisticated investor with substantial experience in investing in assets of the same type as the Seller Interests and has such knowledge and experience in financial and business matters that Assignee is capable of evaluating the merits and risks of an investment in the Seller Interests.

This Assignment shall be governed by and construed in accordance with the laws of the state in which the Real Property is located without regard to choice of law rules. This Assignment may be executed in multiple counterparts (including via facsimile or electronic “.pdf” counterparts) each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the date and year first set forth herein.

ASSIGNOR:
, a

By

By

ASSIGNEE:
, a

By

By

CONSENTED TO BY SELLER:

PRINCIPAL ENHANCED PROPERTY FUND, L.P.,
a Delaware limited partnership

By:	PRINCIPAL ENHANCED PROPERTY FUND GP, LLC,
a Delaware limited liability company, its general partner

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its sole member

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G

LIST OF LEASES

Office Lease by and between Columbia Gateway Associates, LLC, as landlord therein, and Science Applications International Corporation, as Seller therein, dated April 3, 2009, as amended by that certain First Amendment to Office Lease dated May 8, 2010, as further amended by that certain Second Amendment to Office Lease dated August 30, 2010, and further amended by that certain Third Amendment to Office Lease dated November 13, 2010.

Lease by and between Columbia Gateway Associates, LLC and Gateway Café, Inc. dated April 27, 2010, as amended by that certain First Amendment to Lease dated August 31, 2010.

G-1

EXHIBIT H

FORM OF BRING DOWN CERTIFICATE

CERTIFICATE AND AFFIRMATION

This CERTIFICATE AND AFFIRMATION is executed and delivered and effective as of the      day of             , 2010 (the “Closing Date”) by PRINCIPAL ENHANCED PROPERTY FUND, L.P., a Delaware limited partnership (“Seller”), in favor of                      (“Buyer”).

Seller hereby certifies and reaffirms to Buyer, pursuant to Section 7(b)(ix) of that certain Purchase and Sale Agreement dated the      day of             , 2011, as amended (the “Agreement”), that the representations and warranties of Seller contained in Section 8 of the Agreement are true and correct in all material respects as of the Closing Date, except as follows:                     .

[SIGNATURE PAGE FOLLOWS]

H-1

EXECUTED AS OF THIS      day of             , 2011.

SELLER:

PRINCIPAL ENHANCED PROPERTY FUND, L.P.,
a Delaware limited partnership

By:	PRINCIPAL ENHANCED PROPERTY FUND GP, LLC,
a Delaware limited liability company, its general partner

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company, its sole member

By:
Name:
Title:

By
Name:
Title:

H-2

EXHIBIT I

ACKNOWLEDGMENT AND DISCLAIMER AGREEMENT (“Agreement”)

Dated:

Principal Enhanced Property Fund, L.P.

c/o Principal Real Estate Investors, LLC

801 Grand Avenue

Des Moines, Iowa 50392-1390

Attn:

Phone: 515-     -

Fax: 866-850-

Email:

Re:	Real Property commonly known as Franklin Center, 6841 Benjamin Franklin Drive, Columbia, Maryland 21046 (the “Property”)

WHEREAS, certain confidential material, data and information (the “Information”) was delivered to              (the “Reviewing Entity”) by Principal Enhanced Property Fund, L.P., a Delaware limited partnership (“Seller”), pursuant to the terms of a certain confidentiality provisions (the “Confidentiality Agreement”) attached hereto as Exhibit A, in connection with the possible sale of the Property by Seller to Reviewing Entity., in connection with the possible sale of the Property by Seller to Reviewing Entity.

WHEREAS, the Confidentiality Agreement sets forth, in pertinent part, that Reviewing Entity must obtain the written consent of Seller to disclose Information to a party not otherwise granted approval to review Information under the terms of the confidentiality Agreement.

WHEREAS, the Reviewing Entity requests Seller’s approval to provide Information to             , a                      (“Third Party”).

NOW, THEREFORE, in order to obtain access to the Information, Third Party acknowledges that it will rely upon the Information at Third Party’s own risk, and further acknowledges that it has reviewed the terms of the Confidentiality Agreement, and agrees to be bound by the terms set forth therein. Upon Seller’s receipt of an original signature copy indicating Third Party’s consent to the terms of this Agreement, the Reviewing Entity may make the Information available to Third Party at a mutually acceptable time.

THIRD PARTY:

,
a

By:
Name:
Title:

I-1

EXHIBIT J

ACCESS INSURANCE REQUIREMENTS

(A) Commercial general liability insurance coverage for bodily injury and property damage. Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollars ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million ($2,000,000).

(B) Workers’ Compensation insurance in accordance with statutory law and employers’ liability insurance with limits of not less than One Million Dollars ($1,000,000) per accident, One Million Dollars ($1,000,000) disease policy limit and One Million Dollars ($1,000,000) disease limit each employee.

(C) Business automobile liability coverage insuring bodily injury and property damage with a combined single limit of not less than One Million ($1,000,000) per accident for owned, non-owned and hired vehicles.

(D) Buyers’ agents or contractors shall, at their own expense, carry or cause to be carried the following policies: (i) The insurance coverages listed in A – C above. (ii) Professional Liability coverage for errors and omissions with a One Million Dollar ($1,000,000) per occurrence and annual aggregate. (iii) Pollution Legal Liability coverage with a One Million Dollar ($1,000,000) per occurrence and annual aggregate if applicable.

As a condition to the right of access granted hereby, Buyer will covenant and agrees to cause its agents and contractors maintain the aforesaid coverages throughout the term of this Agreement. Furthermore, any coverage written on a “Claims-Made” basis shall be kept in force, either by renewal, or the purchase of an extended reporting period, for a minimum period of three (3) years following the termination of this Agreement. Nothing herein contained shall in any way limit Buyer’s liability under this Agreement or otherwise.

J-1

EXHIBIT K

Rent Roll

K-1

EXHIBIT L

Additional Tax Reps as to REIT – Section 8(b)(v)

(a) The REIT, (i) for each taxable year of its existence has qualified as and been subject to taxation as a “real estate investment trust” within the meaning of Section 856 of the Code and has been organized and operated in conformity with the requirements for such qualification and taxation for such years, (ii) has operated to the date hereof in a manner that will permit it to qualify as a “real estate investment trust” for the taxable year that includes the date hereof, and (iii) shall continue to operate in such a manner as to permit it to continue to qualify as a “real estate investment trust” for the taxable year of the REIT that includes the Closing Date (excluding, in the case of clause (iii), the distribution requirements). The REIT has not taken any action or omitted to take any action that would reasonably be expected to result in a successful challenge by the United States Internal Revenue Service (the “IRS”) to its status as a “real estate investment trust”, and no challenge to the REIT’s status as a “real estate investment trust” is pending or has been threatened in a writing delivered to the REIT or, to the knowledge of the Seller, otherwise threatened. Excluding any Person in which the REIT holds an equity interest of ten percent (10%) or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), the REIT does not own any interest in any Person that is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code. As of the date of this Agreement, the REIT does not have any earnings and profits attributable to the REIT or any other corporation in any non-REIT years within the meaning of Section 857 of the Code. Neither the REIT nor any subsidiary of the REIT owns any “residual interest” in a real estate mortgage investment conduit, as defined in Section 860G(a)(2) of the Code.

(b) Each subsidiary of the REIT that is a partnership, joint venture, or limited liability company and that has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) has been since its formation treated for U.S. federal income tax purposes as a disregarded entity and not as a corporation or an association taxable as a corporation.

(c) The REIT holds no asset the disposition of which would be subject to rules similar to Section 1374 of the Code. Neither the REIT nor any subsidiary is a dealer within the meaning of Section 475 of the Code, and neither the REIT nor any subsidiary has made the election specified in Section 475(f) of the Code. Neither the REIT nor any subsidiary has made an election to defer recognition of income from the discharge of indebtedness under § 108(i) of the Code. Neither the REIT nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing, or (iv) prepaid amount received on or prior to the Closing Date. Except as set forth in a Disclosure, neither the REIT nor any of its subsidiaries has engaged in any listed or reportable transaction within meaning of Code Section 6011, 6111 or 6112 or any comparable provision of state or local law in a jurisdiction where the REIT or any of its subsidiaries files Tax Returns. Illinois, Maryland and the United States of America are the only jurisdictions in which the REIT has ever filed a Tax Return, and Maryland and the United States of America are the only jurisdictions in which the REIT will, to the Seller’s knowledge, be required to file income tax Returns after the Closing (based on the REIT’s assets and operations as of the Closing).

(d) The REIT has not incurred any liability for material Taxes under sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code. To the knowledge of the Seller, no event has occurred, and no condition or circumstance exists, which would reasonably be expected to result in any Tax described in the preceding sentence being imposed on the REIT. To Seller’s Knowledge, the REIT has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Seller, the REIT has not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code.

(e) No claim has been made in a writing delivered to the REIT by a taxing authority in a jurisdiction where the REIT does not file tax Returns that the REIT is or may be subject to taxation by that jurisdiction, and to the knowledge of the Seller, no such claim is threatened.

(f) The REIT has not requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(g) The REIT (i) is not and has never been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) does not have any liability for the Taxes of another Person under Treasury Regulations Section 1.1502–6 (or any similar provision of state, local or foreign legal requirement), as a transferee or successor or by contract or otherwise. For purposes hereof, the term “Treasury Regulations” shall mean the effective regulations, including temporary regulations, issued by the United States Treasury Department under the Code.

(h) The REIT has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(i) The following sets forth each entity in which the REIT owns an equity interest and states whether such entity is classified as a partnership, disregarded entity, or a corporation for federal income tax purposes. In the case of an entity classified as a corporation for federal income tax purposes, the following states whether an effective election has been made to treat such entity as a “taxable REIT subsidiary” under Section 856(l) of the Code:

Entity	Tax Classification	TRS Election?

Company	Disregarded Entity	No
Borrower	Disregarded Entity	No

(j) To the knowledge of the Seller, as of the date hereof, the REIT is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

EXHIBIT M

Intentionally Omitted

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EXHIBIT N

Form of Tax Opinion

December     , 2011

The Point at Clark Street REIT, LLC

c/o Principal Real Estate Investors, LLC

801 Grand Avenue

Des Moines, Iowa 50392-1390

Ladies and Gentlemen:

In accordance with section 5(g) of the Purchase and Sale Agreement (the “Agreement”), dated as of [date], by and among Principal Enhanced Property Fund, L.P., a Delaware limited partnership, and Wells Core Office Income REIT Advisory Services, LLC, you have requested our opinion as to the qualification of The Point at Clark Street REIT, LLC, a Delaware limited liability company (the “Company”), as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes.

In connection with this opinion, we have reviewed certain documents (collectively, the “Documents”) that we have deemed necessary or appropriate as a basis for our opinions, including, without limitation, (i) the organizational documents of the Company, (ii) a certificate dated [date], executed by a duly appointed officer of Principal Real Estate Investors, LLC, which is the sole member of Principal Enhanced Property Fund GP, LLC, which is the general partner of the managing member of the Company, setting forth certain factual representations (the “Officer’s Certificate”) and (iii) certain schedules, memoranda, financial information and such other records and documents as we have deemed relevant or appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

Our opinion is based on the correctness of the following specific assumptions: (i) the Company has at all times and will continue to be operated in accordance with the laws of the State of Delaware in the manner described in its organizational documents; (ii) there will be no changes in the applicable laws of the State of Delaware; and (iii) each of the representations contained in the Officer’s Certificate is true, correct and complete without regard to any qualification as to knowledge and belief. For purposes of our opinion, we have not made an independent investigation of the facts and representations set forth in the Officer’s Certificate or the other Documents. We have, consequently, relied on representations that the information presented in the Documents accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in any material respect.

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute that may arise in the future. It is possible that some terms of the Company’s organizational documents may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Agreement.

In rendering our opinion, we have also relied upon the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder, administrative rulings and other interpretations of the Code and the Treasury regulations by the courts and the Internal Revenue Service, all as they exist and are in effect as of the date hereof. With respect to the latter assumption, it should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America.

The advice provided in this opinion is not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. tax law. This opinion was written to support the promotion or marketing of the transactions or matters addressed herein. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent advisor.

Subject to and based upon the foregoing and the following, we are of the opinion that, beginning with the Company’s taxable year ending December 31, 2006, and for each taxable year thereafter through the date hereof, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and its current organization and method of operation, as represented in the Officer’s Certificate, will continue to enable it to meet the requirements for qualification and taxation as a REIT for later taxable years.

Qualification and taxation as a REIT will depend upon the Company’s continuing ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership of the Company’s membership interests, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any taxable year after 2010 will be able to satisfy or will actually satisfy such requirements.

This opinion is furnished to you solely for your benefit in connection with the requirement specified in Section 5(g) of the Agreement and is not to be used by any other person or for any other purpose without our prior written consent; provided, however, that this opinion may be relied upon by Wells Core Office Income REIT Advisory Services, LLC or any affiliated entity to which it assigns the Agreement in accordance with the terms of the Agreement, in connection with the transactions contemplated by the Agreement. This letter speaks only as of the date hereof, and we have no responsibility or obligation to update this opinion or to take into account changes in laws, facts or any other development of which we may later become aware.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

Sincerely,

Kirkland & Ellis LLP

EXHIBIT O

FORM OF NON-IMPUTATION AFFIDAVIT

The undersigned             and                     , solely in their official capacity as                     and                     , respectively, of Principal Real Estate Investors, LLC, a Delaware limited liability company, the sole member of Principal Enhanced Property Fund GP, LLC, a Delaware limited liability company, the general partner of Principal Enhanced Property Fund, L.P., a Delaware limited partnership (hereinafter the “Designated Party”) who, after being by me duly sworn, upon oath depose and say:

1. That this affidavit is made in order to induce First American Title Insurance Company (hereinafter “Title Company”) to issue its Non-Imputation Endorsement (hereinafter the “Endorsement”), to             , a             (hereinafter the “Proposed Insured”) in connection with the acquisition from Designated Party of the membership interest in The Point at Clark Street REIT, LLC , a Delaware limited liability company, which is the sole member of Franklin Center, LLC, a Delaware limited liability company, which is the owner of the property described in First American Title Insurance Company’s Commitment No.             (hereinafter the “Property”).

2. The Proposed Insured has requested the Title Company to issue the Endorsement, in the form attached hereto, as part of a title insurance policy to be issued in connection with the acquisition of the membership interest referred to above. The purpose of the Endorsement is to assure the Proposed Insured that Title Company will not deny liability under the title insurance policy on the grounds that the Proposed Insured had knowledge of any matter solely by reason of notice thereof being imputed to it through the Designated Party by operation of law.

3. This affidavit is made on behalf of the Designated Party and shall be construed to include the actual knowledge of the Designated Party. For purposes hereof, the “actual knowledge of the Designated Party” shall mean the actual knowledge of Joseph Wanninger, Investment Director – Asset Management, after having such person review the matters to which this affidavit relates.

4. The undersigned, on behalf of the Designated Party, do hereby represent and declare to the Title Company, that as of the date of this affidavit, to the actual knowledge of the Designated Party, there are no existing unrecorded deeds, land contracts, mortgages, leases, options to purchase, agreements, pending suits, unrecorded judgments, bankruptcies, liens or other instruments adversely affecting title to the Property and in effect on the date hereof except as set forth in (a) the Commitment, (b) the owner’s affidavit given to the Title Company in connection with the issuance of the policy of title insurance contemplated by the Commitment, (c) any survey delivered to the Title Company and/or (d) those records which by law impart constructive notice of matters relating to the property which is the subject of the Commitment.

5. We understand that the Title Company is relying upon the representations made in this affidavit. We further understand that, but for the representations made in this affidavit, the Title Company would not issue the Endorsement.

[SIGNATURES FOLLOW]

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EXHIBIT P

LIST OF REIT AND COMPANY DUE DILIGENCE INFORMATION

1. Copies of organizational charts for REIT and its subsidiaries that reflect REIT’s organizational structure from inception through the present.

2. Copies of organizational documents, e.g., certificate of formation and operating agreement, for REIT and its subsidiaries.

3. Copies of federal income tax returns and supporting work papers (from inception of the REIT through most recently filed return) for REIT and any subsidiaries during the REIT ownership (e.g., partnerships, LLCs).

4. List of 100 shareholders for each year since inception.

5. Calculations for five or fewer ownership test for all years.

6. Copies of REIT annual income tests from inception through         (including year-to-date income tests for    ) and supporting work papers. If not apparent from the tests and work papers, a schedule of any annual income of the REIT for each year since inception that does not meet the 75% or the 95% gross income tests.

7. Copies of REIT quarterly asset tests (for each quarter since inception through Q       ) and supporting work papers. If not apparent from the tests and work papers, a schedule of any assets of the REIT for each quarter since inception that do not meet the asset tests in effect for that quarter.

8. Description of the REIT’s procedures for monitoring impermissible tenant services income, including copies of property services questionnaires obtained for any property owned by the REIT or any REIT subsidiary.

9. Copies of all lease agreements in Seller’s Possession effective at any time during the years from inception of the REIT through the present.

10. Copies of REIT distribution tests from inception through         and supporting work papers. Provide a schedule of distributions made by the REIT for each year with a breakdown by class, indicating declaration date, record date, date paid and characterization as ordinary, return of capital, or capital. Provide earnings and profits (“E&P”) work papers supporting distribution characterization. Provide a schedule of any consent dividends paid since inception.

11. Access to a representative with knowledge of the REIT tests for follow up questions that may arise following a review of the above documents.

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EXHIBIT Q

OPERATING REPORTS

MRI_BALST	Balance Sheet
MRI_CMPINC	Comparative Income Statements
MRI_CMAGEDEL	Aged Delinquencies
MRI_CMROLL	Rent Roll
MRI_DTLPROF	Foresight Detail Proforma (assuming foresight was used for budgeting)
MRI_GENLEDG	General Ledgers – all inclusive
MRI_PROFILE	Lease Profile
MRI_SDLEDGER	Security Deposits Ledger
MRI_VENDHST	Vendor History Ledger
CM Inquiry	For all tenants: rent start – expiration

All Year End Opex Reconciliation Workbooks (in excel – not pdf)

Budgets (if Foresight budget report above is unavailable)

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EXHIBIT R

FORM OF AUDIT LETTER

[Auditor]

Dear Sirs:

We are writing at your request to confirm our understanding that your audit of the Statement of Revenue and Certain Expenses for the year ended         , 20    , was made for the purpose of expressing an opinion as to whether the statement of operating income presents fairly, in all material respects, the results of operations of Franklin Center, 6841 Benjamin Franklin Drive, Columbia, Maryland 21046 in conformity with generally accepted accounting principles.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. An omission or misstatement that is monetarily small in amount could be considered material as a result of qualitative factors.

The following representations are made exclusively to the auditor of the Project. In connection with your December 31, 20     audit we confirm, to the best of our knowledge and belief, with respect to our daily operations and without independent inquiry or investigation, the following representations made during your audit:

1. We have made available to you all financial records and related data concerning this Project, which are in our possession.

2. We are not aware of any:

a.	Irregularities involving any member of management or employees that could have a materially adverse effect on the statement of operating income.

b.	Notices of violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

c.	Material events that have occurred subsequent to , 20 that would require material adjustment to the statement of operating income.

3. There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements.

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[Appropriate signature line]

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